                                                                    Exhibit 10.1

                         COMCAST MHCP HOLDINGS, L.L.C.


                             AMENDED AND RESTATED


                      LIMITED LIABILITY COMPANY AGREEMENT


                                  dated as of

                               December 18, 1994


                                     among


                      COMCAST CABLE COMMUNICATIONS, INC.,


                       THE CALIFORNIA PUBLIC EMPLOYEES'
                               RETIREMENT SYSTEM

                                      and

                         for certain limited purposes

                              COMCAST CORPORATION


                              TABLE OF CONTENTS
                              -----------------

                                                                            Page
                                                                            ----

                                  ARTICLE I

                                 DEFINITIONS

 1.01    Definitions........................................................ 2

                                  ARTICLE II

                          FORMATION AND PURPOSES OF
                                 THE COMPANY

 2.01    Formation of the Company...........................................34
 2.02    Name of the Company................................................35
 2.03    Purpose of the Company.............................................35
 2.04    Place of Business of the Company...................................35
 2.05    Registered Office and Registered Agent.............................36
 2.06    Duration of the Company............................................36
 2.07    Title to Company Property..........................................36
 2.08    Filing of Certificates.............................................36
 2.09    Limitation on Liability............................................37

                                 ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

 3.01    Representations and Warranties of Comcast
           and CCCI.........................................................37
 3.02    Representations and Warranties of CalPERS..........................47
 3.03    Survival...........................................................50

                                  ARTICLE IV

                             PERCENTAGE INTEREST;
                             CAPITAL COMMITMENTS

 4.01    Percentage Interests ..............................................51
 4.02    Capital Commitments ...............................................51
 4.03    Other Matters......................................................55


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                                                                            ----

                                  ARTICLE V

                       CAPITAL ACCOUNTS AND ALLOCATIONS

 5.01    Capital Accounts; Book Allocations.................................56
 5.02    Tax Allocations....................................................56

                                  ARTICLE VI

                                DISTRIBUTIONS

 6.01    Distributions......................................................56
 6.02    Amounts Withheld...................................................57
 6.03    Dissolution........................................................58

                                 ARTICLE VII

                             MANAGEMENT OF COMPANY

 7.01    Management.........................................................58
 7.02    Quorum and Manner of Acting........................................60
 7.03    Meetings...........................................................68
 7.04    Action by Consent..................................................68
 7.05    Telephonic Meetings................................................68
 7.06    Absence of Authority to Bind.......................................69
 7.07    Monitoring Committee...............................................69
 7.08    Inspection Rights of Members.......................................69
 7.09    Records and Reports................................................70
 7.10    Preparation of Budget..............................................73
 7.11    Notice of Litigation and Disputes..................................74

                                 ARTICLE VIII

                                  TAX MATTERS

 8.01    Fiscal Year........................................................74
 8.02    Partnership for Tax Purposes.......................................74
 8.03    Tax Matters........................................................75


                                                                            Page
                                                                            ----

                                  ARTICLE IX

                             COMPANY OPPORTUNITIES

 9.01   Noncompetition......................................................76
 9.02   Cable System Acquisitions...........................................81
 9.03   Right of First Offer................................................83
 9.04   Limitation on Rights ...............................................89
 9.05   Conditions to Subsequent Contributions..............................90
 9.06   Other Business Activities...........................................91
 9.07   Duties..............................................................92
 9.08   Discretion..........................................................92

                                   ARTICLE X

                     MANAGEMENT AND PROGRAMMING AGREEMENTS

 10.01   Integration Into Comcast; Management................................93
 10.02   Programming Agreement...............................................93
 10.03   Directors' & Officers' Insurance....................................94
 10.04   Other Expenditures..................................................94
 10.05   Comcast, CCCI and CalPERS Not Managers..............................95

                                  ARTICLE XI

                           COVENANTS OF THE MEMBERS,
                              COMCAST AND CALPERS

 11.01   Best Efforts........................................................96
 11.02   Confidentiality ....................................................96
 11.03   CalPERS Right of First Offer........................................98
 11.04   Notices............................................................101
 11.05   Comcast Information................................................101

                                  ARTICLE XII

                              CLOSING CONDITIONS

 12.01   Conditions to the Obligation of Each Member........................102
 12.02   Conditions to the Obligation of CalPERS............................103
 12.03   Concurrent Condition to CalPERS Obligation.........................107
 12.04   Conditions to the Obligation of CCCI...............................108


                                                                            Page
                                                                            ----

                                 ARTICLE XIII

                           DISPOSITIONS OF INTERESTS

13.01   General............................................................109
13.02   CalPERS Put........................................................110
13.03   CCCI Call..........................................................125
13.04   Alternative Call...................................................127
13.05   Sale Option........................................................130
13.06   Determination of Appraised Value...................................131
13.07   Sale of Company....................................................139
13.08   Nominee Purchase...................................................143
13.09   Limitation on Stock................................................144

                                  ARTICLE XIV

                          NONCOMPLIANCE; EVENT RISKS

14.01   Noncompliance; Misconduct..........................................144
14.02   Event Risk.........................................................146

                                  ARTICLE XV

                        EXCULPATION AND INDEMNIFICATION

15.01   Exculpation and Indemnification....................................153

                                  ARTICLE XVI

                   TERMINATION, DISSOLUTION AND LIQUIDATION

16.01   Term...............................................................157
16.02   Liquidating Events.................................................157
16.03   Winding Up.........................................................159
16.04   Distribution Upon Dissolution .....................................160
16.05   Rights of Members; Resignation.....................................161


                                                                            Page
                                                                            ----

                                 ARTICLE XVII

                                 MISCELLANEOUS

17.01   Notices............................................................162
17.02   Amendments; No Waivers.............................................164
17.03   Expenses...........................................................165
17.04   Successors and Assigns.............................................167
17.05   Headings...........................................................167
17.06   Governing Law .....................................................167
17.07   Exclusive Jurisdiction ............................................168
17.08   Counterparts; Effectiveness........................................168
17.09   Third Party Beneficiaries .........................................169
17.10   Severability.......................................................169
17.11   Further Assurances.................................................169
17.12   Entire Agreement...................................................169
17.13   Enforcement........................................................170
17.14   CalPERS Account Information........................................171

                                   SCHEDULES
                                   ---------

10.01              Comcast Senior Management



                                   EXHIBITS
                                   --------

1.01A              Material Subsidiaries

1.01B              Registration Rights and Price Protection
                   Agreement

4.02               Form of Comcast Communications Properties, Inc.
                   Zero Coupon Note

7.07               Monitoring Plan

10.01              Management Agreement

10.02              Programming Agreement

12.02E(1)          Opinion of Davis Polk & Wardwell, Special
                   Counsel to Comcast

12.02E(2)          Opinion of Stanley Wang, General Counsel for
                   Comcast

12.02E(3)          Opinion of Arthur R. Block, Deputy General
                   Counsel for Comcast

12.02E(4)          Opinion of Richards, Layton & Finger, Special
                   Counsel to Comcast

12.04C(1)          Opinion of S. Kayla Gillan, Assistant General
                   Counsel of CalPERS

12.04C(2)          Opinion of Prickett, Jones, Elliott, Kristol &
                   Schnee, Special Counsel to CalPERS

13.02              Examples of Put Price Calculation

                      LIMITED LIABILITY COMPANY AGREEMENT
                      -----------------------------------


          AGREEMENT dated as of December 18, 1994 among Comcast Cable Communications, Inc., a Delaware corporation ("CCCI"), and the California Public Employees' Retirement System, a governmental unit of the State of California ("CalPERS"), each in its respective capacity as a Member (as hereinafter defined), and for certain limited purposes, Comcast Corporation, a Pennsylvania corporation ("Comcast").


                                  WITNESSETH:


          WHEREAS, Comcast and CCCI have formed a Delaware limited liability company (together with any successor entity, the "Company") and have entered into the Limited Liability Company Agreement (the "Existing Agreement"), dated as of December 12, 1994, between Comcast and CCCI;

          WHEREAS, Comcast, CalPERS and CCCI wish to replace the Existing Agreement with this Agreement;

          WHEREAS, on the date hereof, CalPERS will be admitted as a Member (as hereinafter defined) of the Company and Comcast will immediately thereafter resign from the Company;

          NOW, THEREFORE, the parties hereto agree as follows:

                                  ARTICLE 1.

                                  DEFINITIONS

          1.01.  Definitions.  (a)  As used herein, the following terms have the
                 -----------
following meanings:

          "Acquisition Facility" means one or more credit or other loan agreements (or, subject to Section 7.02(b)(xiv), any refinancing thereof) between the Company or any of its Subsidiaries and one or more lenders pursuant to which the Company or such Subsidiary may borrow money (i) to finance a given Cable Acquisition and (ii) if deemed necessary or appropriate, to provide a reasonable amount of working capital to operate the Cable Systems acquired. The terms of and maximum amount that may be borrowed under a given Acquisition Facility will be determined by CCCI in its reasonable discretion at the time of the relevant Cable Acquisition and will be communicated promptly in writing to CalPERS together with a copy of all documentation for the Acquisition Facility. An Acquisition Facility may be established for each Cable Acquisition made by the Company or any of its Subsidiaries. Except for the Initial Facility, an Acquisition Facility established in connection with a given Cable Acquisition may not be used to finance other Cable Acquisitions or for other purposes.

          "Act of Misconduct" means any CalPERS Act of Misconduct or any Comcast Act of Misconduct.

          "Adjacent Basic Subscriber" means a Basic Subscriber of a Cable System with a franchise area adjoining the franchise area of a Cable System (i) that is owned directly or indirectly by the Company or (ii) that both is owned or managed by a member of the Comcast Group and forms a part of a Cluster that includes a Cable System owned directly or indirectly by the Company. For purposes of this definition, two franchise areas will be treated as adjacent if in the ordinary course of its business, Comcast would manage the Cable Systems serving the two franchise areas as an integrated unit.

          "Adverse Member" means (i) CCCI upon and with respect to the occurrence of any Event of Comcast Noncompliance or Comcast Act of Misconduct and (ii) CalPERS upon and with respect to the occurrence of any Event of CalPERS Noncompliance or CalPERS Act of Misconduct.

          "Affiliate" means, with respect to any Person, any Person controlling, controlled by or under common control with such Person; provided that neither the Company nor any of its Subsidiaries shall be treated as an Affiliate of a Member or any of its Affiliates. For purposes of this definition, "control" (and the derivative terms "controlling" and "controlled") shall have the meaning assigned to this term in Rule 405 of the SEC under the Securities Act.

          "Applicable Law" means any federal, state, local or foreign law (including common law and civil and criminal law), statute, rule, regulation or ordinance.

          "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement between Comcast and Holdings dated as of the Initial Closing Date .

          "Average Price" of any common stock of Comcast as of any date means the average Closing Price of such common stock during the twenty (20) trading day period immediately preceding such date.

          "Bankruptcy Event" involving any Person means (i) such Person commencing a voluntary case or other proceeding, or an involuntary case or other proceeding being commenced against such Person and remaining undismissed and unstayed for a period of sixty (60) days, in either case seeking liquidation, reorganization or other relief with respect to such Person or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver or liquidator, custodian or other similar official of such Person or any substantial part of its property, (ii) such Person consenting to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (iii) such Person admitting in writing its inability to pay its debts generally as they become due or generally failing to pay such debts as they become due, or (iv) such Person making or consenting to any assignment of any material portion of its assets for the benefit of creditors.

          "Basic Subscribers" of any Cable System means, as of any date, the sum of (i) the total number of households (exclusive of "additional outlets" as such term is commonly understood in the cable television industry and also exclusive of customers billed on a bulk billing or commercial account basis) subscribing on the last day of the fiscal quarter of the Person owning such Cable System ending on, or most recently ended prior to, such date to receive basic or expanded basic service (as such terms are commonly understood in the cable television industry) in such Cable System and paying the standard monthly service fees and charges imposed by such Cable System, provided that such term
                                                       --------
shall not include any household whose account is more than ninety (90) days past due on the last day of the fiscal quarter of the Person owning such Cable System ending on (or most recently ended prior to) such date and (ii) the total number of equivalent households served on a bulk billing or commercial account basis, which shall be deemed to be equal to the quotient obtained by dividing (A) the total fees and charges billed by such Cable System during the fiscal quarter of such Cable System ending on, or most recently ended prior to, such date on a bulk billing or commercial account basis by (B) the weighted average standard monthly service fees and charges for basic and expanded basic service (as such terms are commonly understood in the cable television industry) that Basic Subscribers of the type described in clause (i) above were billed during the fiscal quarter.

          "BCI Purchase Agreement" means the Agreement and Plan of Share Exchange dated as of October 21, 1994 among Barden Communications, Inc., Comcast, Don N. Barden and The Don H. Barden Revocable Trust, as amended to the date hereof and as further amended in accordance with the condition set forth in
Section 12.02(g).

          "Business" means the cable television, wireless video, alternative access, wireline or cable telephony, video dialtone, private cable or other services provided by wire, cable or other conduit or closed transmission path, related operations and other businesses conducted, purchased, acquired or built by the Company or its Subsidiaries.

          "Business Day" shall mean a day which is not a Saturday, Sunday or legal holiday on which banking institutions in the State of California or the Commonwealth of Pennsylvania are closed.

          "Cable Act" means the Cable Television Consumer Protection and Competition Act of 1992.

          "Cable Acquisition" means the acquisition of one or more Cable Systems in a single or group of related transactions.

          "Cable Franchise" means a franchise for the operation of a Cable
System.

          "Cable Group" means the group consisting of all Subsidiaries of Comcast engaged primarily in the management, ownership or operation of Cable Systems.

          "Cable System" means a cable television system offering multichannel video services in the United States, and includes the tangible and intangible assets associated with such system.

          "Call Exercise Period" means the first sixty (60) days following the eighth (8th) anniversary hereof and the first sixty (60) days following the ninth (9th) anniversary hereof .

          "CalPERS Act of Misconduct" means any act or omission of CalPERS that has a Material Adverse Effect on the Company and that:

          (a) constitutes fraud, gross negligence or reckless or willful misconduct relative to the Company or any Subsidiary of the Company; or

          (b) results in CalPERS, the Company or any of its Subsidiaries having been determined (by any governmental or arbitral action) to have violated any Applicable Law.

          "Capital Commitment" means, with respect to any Member at any given time, the Initial Capital Commitment of such Member plus such additional amounts as such Member shall have expressly agreed in writing to contribute to the capital of the Company in accordance with the terms of Section 9.03. A Member's Capital Commitment shall be calculated without regard to any distributions made to such Member.

          "Change in Control of Comcast" means (i) Ralph J. Roberts, his spouse, descendants (and their spouses), heirs, executors and administrators and trusts for himself or his family (collectively, the "Roberts Family") ceasing to own, directly or indirectly, or ceasing to have the power to vote, shares of Comcast capital stock having a majority of the total votes of all outstanding Comcast capital stock entitled to vote in an ordinary election of directors, (ii) shares of Comcast stock having a majority of the total votes of all outstanding Comcast capital stock entitled to vote in an ordinary election of the board of directors of Comcast not having been voted by the Roberts Family as a block on all matters submitted to the stockholders of Comcast as to which such shares are entitled to vote, or (iii) Comcast ceasing to be the record and beneficial owner, directly or indirectly (through an unbroken chain of wholly-owned Subsidiaries of Comcast), of securities or other ownership interests (A) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of the Comcast Cable Parent or (B) representing a majority of the common equity interest in the Comcast Cable Parent.

          "Closing Price" of any common stock of Comcast on any date means the closing price per share of such common stock in the primary market for such common stock at the close of such market on such date (or the immediately preceding trading day if such date is not a trading day), as reported by the primary market (inter-dealer quotation system or securities exchange) on which such common stock is quoted or traded, as the case may be. If on any trading day there is no transaction for such common stock, the mean between the closing bid and asked prices, as so reported, for such stock shall be substituted for the closing price on such day. The Closing Price of Comcast Class B Common Stock on any date shall be deemed to be equal to the Closing Price of Comcast Class A Common Stock on such date.

          "Cluster" means two or more Cable Systems that, in the ordinary course of its business, Comcast would manage as an integrated unit.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to specific provisions of the Code include references to corresponding provisions of successor law.

          "Comcast" shall have the meaning specified in the first paragraph of this Agreement and shall also include any successor to Comcast as a result of any merger, consolidation, reorganization or similar transaction involving Comcast.

          "Comcast Act of Misconduct" means any act or omission of Comcast or any Subsidiary of Comcast (including, without limitation, CCCI) or the Company or any Subsidiary of the Company or any Key Executive that has a Material Adverse Effect on the Company or Comcast and that:

          (a) constitutes fraud, gross negligence or reckless or willful misconduct relative to Comcast or any Material Subsidiary or to the Company or any Subsidiary of the Company; or

          (b) results in such Person having been determined (by any governmental or arbitration action) to have violated any Applicable Law.

          "Comcast Agreements" means the MHI Agreements and the Company Related Agreements.

          "Comcast Basic Subscribers" means the total number of Basic Subscribers of all Cable Systems owned by the Extended Comcast Group .

          "Comcast Board" means the Board of Directors of Comcast.

          "Comcast Cable Parent" means CCCI or any successor entity that similarly is a member of and that serves as the common Parent of the entities comprising the Cable Group.

          "Comcast Group" means Comcast and its Subsidiaries.

          "Comcast Stock" means Comcast Class A Special Common Stock (NASDAQ symbol CMCSK) or any other capital stock of Comcast into which the Comcast Class A Special Common Stock is reclassified or recapitalized, or into which it is converted pursuant to any merger, consolidation or reorganization.

          "Company" has the meaning set forth in the preamble hereto.

          "Company Business" means (i) the Business, and (ii) the commercial exploitation of all or any part of all Cable Systems owned at any time by the Company or any Subsidiary of the Company or any tangible or intangible asset or right of such Cable System or the Company or any Subsidiary of the Company including, without limitation, the franchise, existing and former subscriber lists and other information, and existing and former subscriber base, potential subscriber base (homes passed) and information with respect thereto, goodwill and contract rights, and shall include, without limitation, (a) the sale or provision at any given time of any goods or services to any Company Subscriber or Potential Company Subscriber; provided that such goods or services are of a type that at such time either (x) owners and operators of Cable

Systems generally provide, are planning to provide or are actively considering providing to their subscribers or (y) Comcast provides, is planning to provide or is actively considering providing to subscribers of Cable Systems owned or managed by a member of the Comcast Group and (b) the transmission or communication of information or data to or from any such Company Subscriber or Potential Company Subscriber by wireline, cable or other conduit or closed transmission path (using any presently known or hereafter developed technology).

          "Company Group" means the Company and its Subsidiaries.

          "Company Related Agreements" means the Registration Rights Agreement, the Guaranty Agreement, the Management Agreement and the Programming Agreement.

          "Company Subscriber" means any Person who is, at the relevant time, a subscriber to any service of any Cable System owned at such time by any member of the Company Group.

          "Control Affiliate" means, with respect to any Person, any Person controlling, controlled by or under common control with such Person; provided that for purposes of this definition and its application in this Agreement neither the Company nor any of its Subsidiaries shall be treated as a Control Affiliate of a Member or any of its Control Affiliates. For purposes of this definition, a Person

"controls" another Person if at the relevant time it directly or indirectly owns securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such Person.

          "Covered Person" means a Member, any Control Affiliate of a Member, any officers, directors, shareholders, partners, members, employees, representatives or agents of a Member (including a Proxy or any member of the Monitoring Committee) or its Control Affiliates or any officer, employee or agent of the Company or its Affiliates .

          "Debt" of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, (iii) all obligations of such Person under a lease that would be treated as a "capital lease" under GAAP, (iv) all obligations of such Person as lessor under a sale/leaseback agreement, (v) all obligations of such Person evidenced by a promissory note, bond, debenture or similar written obligation to pay money, (vi) all obligations that are secured by a Lien (other than a Permitted Lien) on any property or asset owned by such Person whether or not such Person has assumed responsibility for such obligations, and (vii) except for Permitted Guarantees, all obligations guaranteed by such Person or for which such Person is otherwise contingently liable pursuant to any contract or agreement; provided that obligations between the Company and any of its wholly-owned Subsidiaries or between any such wholly-owned Subsidiaries shall not constitute "Debt".

          "Default" means (a) the failure to pay, after any applicable grace period, any principal of, interest or premium on, or other fee or other sum in respect of, any Debt as and when the same becomes due, or (b) any event or condition (i) with respect to which any applicable cure or grace period has expired and (ii) which (x) results in the acceleration of the maturity of any Debt or (y) with the giving of notice, would enable the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof; provided that in the case of either (a) or (b), an act, omission or event that would otherwise constitute a Default shall not constitute a Trigger Event if it is curable and it is cured within five (5) Business Days of the date the party committing such Default has notice or actual knowledge thereof. The failure of the primary obligor to satisfy any obligation with respect to which a Person has provided a guarantee or is otherwise contingently liable shall not be treated as a Default by such Person unless such Person does not within five (5) days of notice thereof satisfy (or pending such satisfaction contests in good faith by appropriate proceedings and establishes appropriate reserves therefor) its liability with respect thereto.

          "Disabling Conduct" means fraud, bad faith, gross negligence or reckless or willful misconduct relative to any member of the Company Group or the material breach of this Agreement or any of the Company Related Agreements.

          "EBITDA" means, with respect to any Person for any period, (i) the net income of such Person and its consolidated subsidiaries for such period, adjusted to exclude (A) gains and losses from unusual or extraordinary items,
(B) interest income and (C) the amount of any restoration of any charge to or other reserve against revenues taken during any prior period, in each case for such period plus (ii) the income and gross receipts taxes (whether or not deferred), Interest Expense, bank fees and expenses, depreciation, amortization and other non-cash charges to income of such Person and its consolidated subsidiaries, in each case for such period. The elements of EBITDA shall be calculated in accordance with GAAP on a consolidated basis, applied on a consistent basis.

          "Equity Security" has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act, and in any event includes any security having the attendant right to vote for directors or similar representatives.

          "Event of CalPERS Noncompliance" means the occurrence of any of the following events, if such event has a Material Adverse Effect on the Company:

          (a) breach by CalPERS of any agreement, covenant, representation or warranty in this Agreement after written notice and failure to cure, if curable, within thirty (30) days of such notice;

          (b) the failure of CalPERS to make any Capital Contribution that it is obligated to make hereunder after notice and failure to cure such failure to contribute within ten (10) Business Days after such notice of failure to contribute; provided, however, that there shall be no requirement of notice of failure, or opportunity to cure the failure, to make the Capital Contribution required for the MHI Acquisition;

          (c)  any Bankruptcy Event involving CalPERS; or

          (d) enactment, repeal or application of any law, rule, statute, ordinance or regulation applicable to CalPERS by any legislative, judicial or administrative body with jurisdiction over such Person that would make it unlawful for CalPERS to continue to hold its Interest in the Company or that would provide CalPERS any form of sovereign immunity with respect to its contractual obligations hereunder or its obligations as a Member under the Delaware Act, after written notice and failure to cure, if curable, within thirty (30) days of such notice.

          "Event of Comcast Noncompliance" means the occurrence of any of the following events, if such event has a Material Adverse Effect on the Company or
Comcast:

          (a) breach by Comcast or CCCI or the Company or any Subsidiary of Comcast, CCCI or the Company of any covenant, agreement, representation or warranty in this Agreement or any of the Company Related Agreements, after written notice and failure to cure, if curable, within thirty (30) days of such notice;

          (b) the failure of CCCI to make any Capital Contribution that it is required to make hereunder after notice and failure to cure such failure to contribute within ten (10) Business Days after such notice of failure to contribute; provided, however, that there shall be no requirement of notice of failure, or opportunity to cure the failure, to make the Capital Contribution required for the MHI Acquisition; or

          (c) enactment, repeal or application of any law, rule, statute, ordinance or regulation applicable to Comcast, CCCI or any Material Subsidiary by any legislative, judicial or administrative body with jurisdiction over such Person that would make it unlawful for CCCI to continue to hold its Interest in the Company.

          "Event of Noncompliance" means any Event of CalPERS Noncompliance or any Event of Comcast Noncompliance.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Extended Comcast Group" means the Comcast Group and the Company
Group.

          "FCC" means the United States Federal Communications Commission .

          "GAAP" means United States generally accepted accounting principles.

          "Guaranty Agreement" means the Guaranty Agreement between Comcast and CalPERS dated as of the date hereof.

          "Holdings Agreements" means the Assignment and Assumption Agreement, the Note Purchase and Assignment Agreement, the Management Agreement, the Programming Agreement and the Initial Facility.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

          "Initial Facility" means the Acquisition Facility for the MHI Acquisition.

          "Interest" means, with respect to any Member, such Member's interest in the Company as provided in this Agreement or the Delaware Act, or both.

          "Interest Expense" means, for any Person for any period, without duplication, (i) all interest on Debt of such

Person and commitment fees paid in respect thereof, accrued, whether or not actually paid, during such period plus (ii) the net amount accrued, whether or not actually paid, by such Person pursuant to any Interest Rate Protection Agreement during such period (or minus the net amount receivable, whether or not actually received, by such Person thereunder during such period).

          "IRR" means, as of any date, that rate of return which is that discount rate compounded annually which, when applied to all cash flows from and to a Member in respect of its Interest (including all Capital Contributions of such Member, distributions by the Company to the relevant Member and the proceeds received by such Member in respect of any sale of its Interest and excluding all amounts paid pursuant to Article 10 and all monitoring establishment fees, monitoring fees or expenses paid pursuant to Section 17.03) up to and including the date such calculation is made, produces a net present value of those cash flows equal to zero. IRR shall be calculated using the internal rate of return function of Microsoft Excel 5.0, absent manifest error.

          "Key Executive" means (i) Ralph J. Roberts, (ii) Brian L. Roberts,
(iii) Julian A. Brodsky, (iv) John R. Alchin, (v) Stanley Wang, (vi) Lawrence S. Smith, (vii) Thomas G. Baxter or (viii) any successor to any of these individuals or any officer or key executive of Comcast or any Subsidiary of Comcast who performs substantially the same functions as those currently performed by any of these individuals, or any of the respective successors to any of the individuals described in this clause (viii). Any Key Executive who leaves office or is replaced by a successor as set forth in the foregoing clause
(viii) shall cease to be a Key Executive upon such replacement.

          "knowledge" means, when used with respect to any Person, the actual knowledge of such Person, or if such Person is not an individual, the actual knowledge of any officer of such Person.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Market Capitalization of Comcast" on any date means the aggregate for all classes of common stock of (x) the number of issued and outstanding shares of such class of common stock of Comcast on such date multiplied by (y) the Closing Price of such class of common stock on such date.

          "Market Capitalization Deficiency Date" means any date after the Initial Closing Date on which (x) the Market Capitalization of Comcast is below $1.5 billion and (y) the percentage decline in the per share price of Comcast Stock since the Initial Closing Date is at least 50% greater than the percentage decline, if any, in the NASDAQ Index since the Initial Closing Date. The calculation of the Market Capitalization of Comcast referred to in clause (x) of the preceding sentence and the decline in the per share price of Comcast Stock referred to in clause (y) of the preceding sentence shall appropriately account for any (a) dividends declared or distributions made on any class of capital stock of cash (other than routine cash dividends) or other property, (b) subdivisions or splits of the outstanding Comcast Stock, (c) combinations or reclassifications of the outstanding Comcast Stock into a smaller number of shares, (d) issuance of any shares of Comcast capital stock in a reclassification of Comcast Stock or (e) merger in which Comcast is one of the constituent corporations.

          "Market Float" of Comcast means, on any given date, the Market Capitalization of Comcast on such date calculated as if (i) only shares of Comcast Stock, and shares convertible into shares of Comcast Stock, were then outstanding and (ii) all shares of common stock owned by any and all members of the Roberts Family were not outstanding.

          "Market Float Deficiency Condition" means, at any time of determination, Comcast's Market Float being below $1.5 billion or Comcast Stock not being listed or quoted on either the New York Stock Exchange or NASDAQ/NMS.

          "Material Adverse Effect" on any Person means a material adverse effect, or any condition, situation or set of circumstances that could reasonably be expected to have a material adverse effect, on such Person and its Subsidiaries, taken as a whole, or the business, assets, condition (financial or other) or operations of such Person and its Subsidiaries, taken as a whole.

          "Material Disabling Conduct" means Disabling Conduct that has a Material Adverse Effect on the Company or the Put Price.

          "Material Debt" means Debt of one or more members of the Extended Comcast Group, arising in one or more related or unrelated transactions, in an aggregate principal or face amount at such time exceeding 10% of the aggregate Debt of the Extended Comcast Group.

          "Material Subsidiary" on any date means a Subsidiary of Comcast or the Company that on such date either (i) has, together with its consolidated subsidiaries, total recorded assets or liabilities, determined in accordance with GAAP on a consolidated basis, equal to at least 20% of the total recorded assets or liabilities, respectively, of Comcast and its consolidated subsidiaries, determined in accordance with GAAP on a consolidated basis, or (ii) has had EBITDA for the preceding four (4) fiscal quarters equal to at least 20% of the total consolidated EBITDA of Comcast for such period. For this purpose, recorded assets or liabilities and EBITDA shall be determined from the financial statements, audited or unaudited (whichever is the more recent), as of the last day of the Comcast fiscal quarter ending on (or most recently ended prior to) such date (and, in the case of EBITDA from such financial statements for the three fiscal quarters preceding such fiscal quarter) provided that in any event,
(x) the Comcast Affiliate that is a Member of the Company, (y) any Subsidiary of the Company that controls MHI and (z) MHI will be treated as Material Subsidiaries for purposes hereof. Comcast and CCCI represent and warrant that as of the date hereof, the information set forth in Exhibit 1.01A regarding Subsidiaries of Comcast is accurate and complete in all material respects.

          "Member" means CCCI or CalPERS, as the case may be, in its capacity as a member of the Company, or any other Person who becomes a substituted Member as herein provided in such Person's capacity as a member of the Company.

          "MHI" means Maclean Hunter Inc.

          "MHI Agreements" means the MHI Purchase Agreement, the BCI Purchase Agreement and the MHI Indemnity Agreement.

          "MHI Business" means the business to be owned by MHI at the MHI
Closing.

          "MHI Closing" means the Closing as defined in the MHI Purchase Agreement and as defined in the BCI Purchase Agreement.

          "MHI Closing Date" means the Closing Date as defined in the MHI Purchase Agreement and as defined in the BCI Purchase Agreement.

          "MHI Indemnity Agreement" means the Indemnity Agreement dated as of November 16, 1994 between Rogers Communications Inc. and Comcast, as amended to the date hereof, and as further amended in accordance with the condition set forth in Section 12.02(g).

          "MHI Purchase Agreement" means the Share Purchase Agreement dated as of June 18, 1994 between Comcast and Rogers Communications Inc, as amended to the date hereof, and as further amended in accordance with the condition set forth in Section 12.02(g).

          "NASDAQ Index" means the NASDAQ Composite Index, as reported in The Wall Street Journal; provided that if any class of Comcast common stock becomes listed on the New York Stock Exchange, the Standard and Poor's 500 Stock Index shall be substituted for the NASDAQ Index in the definition of "Market Capitalization Deficiency Date."

          "NASDAQ/NMS" means The NASDAQ Stock Market's National Market System.

          "Non-Adverse Member" means, upon and with respect to the occurrence of any Event of Noncompliance or Act of Misconduct, the Member that is not the Adverse Member.

          "Note Purchase and Assignment Agreement" means the Note Purchase and Assignment Agreement to be dated as of the Initial Closing Date among Rogers Communications, Inc., Data Business Forms Limited and Holdings.

          "PCS" means a radio communications system authorized under the rules for broadband personal communications services designated as Subpart E of Part 24 of the FCC's rules, including the network, marketing, distribution, sales, customer interface and operations functions relating thereto.

          "Parent" means, with respect to any Person, any other Person of which such Person is a Subsidiary.

          "Percentage Interest" means, with respect to any Member, such Member's Percentage Interest as set forth in Section 4.01.

          "Permitted Guarantees" means any performance bonds, letters of credit and guarantees in connection with franchise agreements, or pole attachment, conduit or trench agreements to which any member of the Company Group is a party.

          "Permitted Interest Rate Protection Agreement" means, for any Person, a simple agreement (as hereinafter defined) between such Person and a bank or other financial institution having combined capital and surplus of at least $200,000,000 or that has (or that is a subsidiary of a bank holding company that has) publicly traded unsecured long-term debt securities given a rating of A (or the equivalent rating then in effect) or better by Standard & Poor's Ratings Group or a rating of A2 (or the equivalent rating then in effect) or better by Moody's Investors Service, Inc., providing for the transfer by such Person to such bank or other financial institution or the mitigation of such Person's interest risks either generally as to all of such Person's interest exposure or as to specific interest exposure, provided that (i) the notional amount of such simple agreement or agreements does not exceed 100% of the relevant indebtedness and (ii) the maturity of such agreement or agreements does not exceed the stated maturity of the relevant indebtedness. For purposes of this definition, "simple agreement" means an interest rate swap, cap or collar agreement or similar arrangement (x) not involving leverage, (y) without any currency or commodity feature, and (z) not involving coupon payments based upon any formula, other than a formula calling for the payment of a floating sum plus a spread.

          "Permitted Lien" means (i) any Lien securing a tax, assessment or other governmental charge or levy or the claim of a materialman, mechanic, carrier, warehouseman or landlord for labor, materials, supplies or rentals or any similar Lien arising under law and not under contract or (ii) any Lien consisting of a deposit or pledge made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation; provided that, in the case of (i) and (ii), either (a) the obligation secured by such Lien is not yet due, or (b) the obligation is being contested in good faith by appropriate proceedings and an appropriate reserve has been established therefor.

          "Person" means an individual, corporation, partner-ship, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.

          "Potential Company Subscriber" means any Person who, at the relevant time, could subscribe to any service of any Cable System owned at the relevant time by the Company or any Subsidiary of the Company by reason of being an occupant of a home passed (as this expression is commonly understood in the cable television industry) by any such Cable System.

          "Prime Rate" means the prime commercial lending rate of NationsBank of Texas, N.A., as publicly announced to be in effect from time to time. The Prime Rate shall be adjusted automatically, without notice, on the effective date of any change in such prime commercial lending rate. The Prime Rate is not necessarily the lowest rate of interest of NationsBank of Texas, N.A.

          "Qualified Cable Acquisition" means any Cable Acquisition (i) during the term of the Company, (ii) in which the number of Adjacent Basic Subscribers of the Cable Systems to be acquired constitute at least 75% of the total number of Basic Subscribers of the Cable Systems to be acquired and (iii) that is not a Special Approval Transaction.

          "Registration Rights Agreement" means the Registration Rights and Price Protection Agreement between Comcast and CalPERS in the form attached as
Exhibit 1.01B, to be entered into at the Initial Closing.

          "Regulations" means the Treasury Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are in effect from time to time. References to specific provisions of the Regulations include references to corresponding provisions of successor regulations.

          "SEC" means the United States Securities and Exchange Commission.

          "SEC Documents" means (i) the annual report of Comcast on Form 10-K for Comcast's fiscal year ended December 31, 1993, (ii) Comcast's quarterly reports on Form 10-Q for its fiscal quarters ended March 31, June 30 and September 30, 1994, (iii) Comcast's proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Comcast held since January 1, 1994, and (iv) all of Comcast's other reports, statements, schedules and registration statements filed with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 1993.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Security" has the meaning set forth in Section 2(1) of the Securities Act. For the avoidance of doubt, no debt instrument (other than an Equity Security) held by a commercial lending institution or any Member or any of its Affiliates shall be considered a Security for purposes of this Agreement.

          "Special Approval Transaction" means (a) the acquisition by any member of the Company Group of any minority interest in any Person, other than such acquisition incidental to a Cable Acquisition or any transaction otherwise unanimously approved by the Members, (b) the acquisition by any member of the Company Group of marketable Securities of any Person that is not (and after such acquisition will not be) a member of the Company Group, other than such acquisition incidental to a Cable Acquisition or to any transaction otherwise unanimously approved by the Members or pursuant to cash management in the ordinary course of business, (c) the acquisition by any member of the Company Group of any assets, any Person or any interest in any Person located or engaged in providing services outside the United States, other than such acquisition incidental to a Cable Acquisition or to any transaction otherwise unanimously approved by the Members or (d) any hostile acquisition or attempted hostile acquisition of any Person by any member of the Company Group.

          "Subscriber Base Event" means (a) the number of Comcast Basic Subscribers being less than 50% of the number of Comcast Basic Subscribers immediately following the MHI Closing at a time when (b) sales or exchanges of Cable Systems owned, or loss or revocation of Cable Franchises held, by members of the Extended Comcast Group immediately following the MHI Closing have directly resulted in a net loss of Comcast Basic Subscribers (after offsetting for any increase in the number of Comcast Basic Subscribers as a direct result of such exchanges) equal to or greater than 50% of the number of Comcast Basic Subscribers immediately following the MHI Closing. At September 30, 1994, the total number of Basic Subscribers of Cable Systems owned by members of the Comcast

Group was approximately 2.8 million (excluding pro-rated subscribers attributable to Comcast's interest in Heritage Communications, Inc., which Comcast has contracted to sell, but including pro-rated subscribers attributable to Comcast's 40% interest in Garden State Cablevision L.P.).

          "Subsidiary" means, with respect to any Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person or a Subsidiary of such Person; provided that for purposes of this definition and its application in this Agreement, the Company and its Subsidiaries shall not be treated as Subsidiaries of a Member or its Affiliates.

          "Telecommunications Business" means the business of owning, operating or providing programming for telecommunications systems or facilities (including without limitation, Cable Systems, alternative access systems and wireless video systems), the Wireless Telephone Business and related businesses.

          "Wireless Telephone Business" means the use of radio spectrum for cellular, PCS, specialized mobile radio, enhanced specialized mobile radio, paging, mobile telecommunications and any other voice or data wireless services, whether fixed or mobile, but not including the delivery of video or the provision of satellite or broadband microwave transmission services.

          (b) Each of the following terms is defined in the Section set forth opposite such term:

                   Term                      Section
                   ----                      -------
         Acquisition Notice                    9.03(a)
         Action                                7.02(b)
         Additional Alternative Call Period   13.05
         Adjusted CalPERS Interest Value      13.02(d)
         Agents                               11.02
         Alternative Call                     13.04(a)
         Alternative Call Date                13.04(a)
         Alternative Call Exercise Notice     13.04(a)
         Alternative Call Price               13.04(b)
         Appraiser                            13.06(a)
         Auction Election Period              13.02(b)
         Auction Notice                       13.02(b)
         Balance Sheet Date                    3.01(g)
         Call Closing                         13.03(c)
         Call Date                            13.03(a)
         Call Price                           13.03(b)
         Calling Member                       13.04(a)
         CalPERS Appraiser                    13.06(a)
         CalPERS Board                         3.02(c)
         CalPERS Interest Value               13.02(d)
         CalPERS Put                          13.02(a)
         Capital Account                       5.01
         Capital Call Notice                   4.02(a)
         Capital Contributions                 4.02(a)
         CCCI Appraiser                       13.06(a)
         CCCI Call                            13.03(a)
         CCCI Call Notice                     13.03(a)
         CCPI                                  4.02(c)
         Class A Common Stock                  3.01(f)
         Class B Common Stock                  3.01(f)
         Comcast Common Stock                  3.01(f)
         Confidential Information             11.02
         Conversion Stock                     13.02(h)
         Convertible Dilution Date            13.02(h)
         Covered Claim                        15.01(b)
         Delaware Act                          2.01
         Designated Price                     13.02(g)
         Dilution Date                        13.02(g)
         Discretionary Acquisition             9.02(b)
         Election Period                      11.03


                   Term                      Section
                   ----                      -------
         Equity                               11.03
         Equity Notice                        11.03
         Equity Transaction                   11.03
         Fiscal Year                           8.01
         Higher Appraised Amount              13.06(c)
         Holdings                              4.02(c)
         Hypothetical Portfolio               13.02(e)
         Initial Capital Commitments           4.02(a)
         Initial Closing                       4.02(d)
         Initial Closing Date                  4.02(d)
         Initiation Date                      13.06(c)
         Investment Bank                       3.01(h)
         Liquidating Event                    16.02
         Lower Appraised Amount               13.06(c)
         Management Agreement                 10.01
         MHI Acquisition                       4.02(c)
         Monitoring Committee                  7.07
         Mutually Appraised Amount            13.06(c)
         Mutually Designated Appraiser        13.06(c)
         Newsub                               13.01(b)
         Non-Dilutive Issuance                13.02(i)
         Notice of Act or Event               14.01(b)
         Notice of Trigger Event or
          Change in Control                   14.01(b)
         Permitted Activities                  9.01(b)
         Potential Acquisition                 9.03
         Programming Agreement                10.02
         Proposed Acquisition                  9.03
         Proxy                                 7.01(c)
         Put Closing                          13.02(d)
         Put Date                             13.02(a)
         Put Notice                           13.02(a)
         Put Price                            13.02(c)
         Right of First Offer                  9.05
         Sale Notice                          14.01(b)
         Sale Option                          13.05
         Sale Option Date                     13.05
         Sale Option Notice                   13.05
         Sale Proceeds                        13.02(b)
         Selling Member                       13.04(a)
         Signing Date Documents                3.01(i)
         Special Deferred Charges             13.02(d)
         Tax Matters Partner                   8.03(a)
         Transfer                             13.01(a)
         Trigger Event                        14.02(b)
         Valuation Date                       13.06(a)
         Value of Company Equity              13.06(b)

          (c) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with generally accepted accounting principles in the United States as in effect from time to time.

                                  ARTICLE 2.

                     FORMATION AND PURPOSES OF THE COMPANY

          2.01. Formation of the Company. Comcast and CCCI have previously
                ------------------------
formed and established the Company under the Existing Agreement and the provisions of the Delaware Limited Liability Company Act, 6 Del. C. (S)(S) 18-
                                                            -------
101 et seq. (as amended, and any successor to such statute, the "Delaware Act").
    -------
Effective upon the execution hereof, and without the need for further action,
(a) CalPERS will be admitted as a Member of the Company and Comcast will immediately thereafter resign as a member of the Company (and thereafter have no rights or obligations as a Member) and (b) the Existing Agreement shall be amended and restated by this Agreement. Notwithstanding anything in this Agreement to the contrary, CCCI and CalPERS are hereby authorized to, and shall continue, the business of the Company without dissolution. Effective upon the execution hereof, the rights and liabilities of the Members shall be as provided in this Agreement and, except as herein otherwise expressly provided, in the Delaware Act.

          2.02.  Name of the Company. The name of the Company shall be "Comcast
                 -------------------
MHCP Holdings, L.L.C.". The business of the Company shall be conducted under such name or such other names (upon notice to all the Members) as the Members may from time to time determine.

          2.03.  Purpose of the Company. The purpose of the Company is to engage
                 ----------------------
in the Company Business and the Telecommunications Business, and in furtherance thereof, the Company may engage in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and in any and all activities necessary or incidental to the foregoing. In furtherance of its purpose, the Company shall have and may exercise all of the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Delaware Act. In furtherance of its purpose, the Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company.

          2.04.  Place of Business of the Company. The principal place of
                 --------------------------------
business of the Company will be located at 1105 N. Market Street, Wilmington, New Castle County, Delaware 19801 or (upon notice to all the Members) such other address as may be designated by action of the Members.

          2.05.  Registered Office and Registered Agent. The address of the
                 --------------------------------------
registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name and address of the registered agent for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

          2.06.  Duration of the Company. The Company shall continue until its
                 -----------------------
termination in accordance with the provisions of Article 17.

          2.07.  Title to Company Property. All property of the Company, whether
                 -------------------------
real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.

          2.08.  Filing of Certificates. CCCI is hereby designated as an
                 ----------------------
authorized person, within the meaning of the Delaware Act, to execute, deliver and file, or to cause the execution, delivery and filing of any amendments or restatements of the certificate of formation of the Company and any other certificates, notices, statements or other instruments (and any amendments or restatements thereof) necessary or advisable for the formation of the Company or the operation of the Company in all jurisdictions where the Company may elect to do business.

           2.09. Limitation on Liability. Except as required by the Delaware
                 -----------------------
Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

                                  ARTICLE 3.

                        REPRESENTATIONS AND WARRANTIES

          3.01.  Representations and Warranties of Comcast and CCCI. Comcast and
                 --------------------------------------------------
CCCI represent and warrant that as of the date hereof and as of the Initial Closing Date:

          (a)  Comcast, CCCI and Company Existence and Power. Each of Comcast
               ---------------------------------------------
and CCCI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as presently conducted, to execute and deliver this Agreement and to perform its obligations hereunder. Comcast has all requisite corporate power and authority to execute and deliver the Company Related Agreements and the MHI Agreements and to perform its obligations thereunder. The Company has been duly formed and is validly existing and in good standing as a limited liability company under the Act and this Agreement and has all requisite limited liability company power and authority to carry on the business in which it proposes to engage hereunder. The copies of (i) the Amended and Restated Articles of Incorporation and Bylaws of Comcast (ii) the Certificate of Incorporation and Bylaws of CCCI and (iii) the Certificate of Formation of the Company and the Existing Agreement, all of which have been delivered to CalPERS prior to the execution of this Agreement, are true and complete and have not been amended (except as stated therein or herein) or repealed. The Company is not required to be licensed or qualified to do business in any jurisdiction other than Delaware.

          (b)  CCPI and Holdings Corporate Existence and Power. As of the
               -----------------------------------------------
Initial Closing Date, each of CCPI and Holdings will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and have all requisite corporate power and authority to carry on its business as proposed to be conducted hereunder, and in the case of Holdings, to execute and deliver the Holdings Agreements and to perform its obligations thereunder. True and complete copies of the Certificates of Incorporation and Bylaws of CCPI and Holdings as in effect on the Initial Closing Date will be delivered to CalPERS prior to the Initial Closing Date.

          (c)  Corporate Authorization. The execution, delivery and performance
               -----------------------
by Comcast and CCCI of this Agreement, and by Comcast of the Company Related Agreements and the MHI Agreements, have been duly authorized by all necessary corporate action. The execution, delivery and performance by Holdings of the Holdings Agreements will, prior to the time of the Initial Closing, be duly authorized by all necessary corporate action.

          (d)  Non-Contravention. Except for such matters as would not in the
               -----------------
aggregate have a Material Adverse Effect on Comcast or the Company or a material adverse effect on the transactions contemplated hereby taken as a whole, the execution and delivery of this Agreement by Comcast and CCCI, the execution and delivery of the MHI Agreements and the Company Related Agreements by Comcast, the execution and delivery of the Holdings Agreements by Holdings and the performance by Comcast and CCCI in connection with the consummation of the Initial Closing (a) will not require from the board of directors or stockholders of Comcast, CCCI or Holdings any consent or approval that has not been validly and lawfully obtained on or prior to the Initial Closing Date, (b) will not require any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government, except such as shall have been lawfully and validly made or obtained on or prior to the Initial Closing Date, (c) subject to the exception set forth in (b) above, will not cause Comcast, CCCI, the Company, CCPI or Holdings to violate or contravene (i) any provision of any law, rule, regulation, judgment, order or decree binding on or applicable to any of them, (ii) any permit, authorization, license, franchise or approval granted to or held by any of them or (iii) any provision of the Amended and Restated Articles of Incorporation or Bylaws of Comcast, the Certificate of Incorporation or Bylaws of CCCI, CCPI or Holdings or the Certificate of Formation of the Company, and (d) will not violate or be in conflict with, result in a breach of or (with or without notice or lapse of time or both) constitute or give rise to a default or right of termination, modification, cancellation, prepayment or acceleration under, any agreement, contract or other instrument binding upon any of them. Except for such matters as would not in the aggregate have a Material Adverse Effect on Comcast or the Company or a material adverse effect on the transactions contemplated hereby taken as a whole, to the knowledge of Comcast after due inquiry, all registrations, filings, applications, notices, consents, approvals, orders or waivers required to be made, filed, given or obtained in connection with the closing of the transactions contemplated by the MHI

Agreements and the Assignment and Assumption Agreement have been validly made or obtained.

          (e)  Binding Effect. This Agreement constitutes a valid and binding
               --------------
agreement of each of Comcast and CCCI enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and except for limitations imposed by general principles of equity. The Guaranty Agreement constitutes, and each of the other Company Related Agreements and each of the MHI Agreements constitutes, or on the Initial Closing Date will constitute, a valid and binding agreement of Comcast enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and except for limitations imposed by general principles of equity. On the Initial Closing Date, each of the Holdings Agreements will constitute a valid and binding agreement of Holdings enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and except for limitations imposed by general principles of equity.

          (f)  Ownership of CCCI and Company Interests. Comcast is the record
               ---------------------------------------
and beneficial owner of, and has the full power to vote all of, the issued and outstanding capital stock of CCCI. CCCI is a member of and serves as the common Parent of the entities comprising the Cable Group and owns all of its Interest free and clear of any Lien other than Permitted Liens. On the Initial Closing Date, (i) the Company will be the record and beneficial owner of, and will have the full power to vote all of, the issued and outstanding capital stock of CCPI free and clear of any Lien other than a Permitted Lien, (ii) CCPI will be the record and beneficial owner of, and will have the full power to vote all of, the issued and outstanding capital stock of Holdings free and clear of any Lien other than a Permitted Lien and other than Liens securing obligations under the Initial Facility (iii) neither the Company, CCPI nor Holdings will have outstanding any option, warrant, convertible security or other agreement or commitment under which any Person (other than the Company or a wholly-owned Subsidiary of the Company) will have the right to acquire any Equity Security of the Company, CCPI or Holdings.

          (g)  Commission Reports; Financial Statements.
               ----------------------------------------
               (i) Comcast has duly filed with the SEC all registration statements, forms, reports and other documents since December 31, 1993 (the "Balance Sheet

     Date") required to be filed by it under the Securities Act and the Exchange Act, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed.

               (ii) Comcast has heretofore delivered or promptly will deliver to CalPERS, in the form filed with the Commission (including any amendments thereto but not including any exhibits thereto), all SEC Documents.

               (iii) None of the SEC Documents, including without limitation any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (iv) The audited financial statements and unaudited interim financial statements of Comcast included in the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q referred to in clauses (i) and (ii) of the definition of "SEC Documents" fairly present, in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position and results of operations and cash flows of Comcast and its consolidated subsidiaries as of the dates and for the periods stated therein (subject, in the case of interim financial statements, to normal recurring year-end audit adjustments and to the absence of certain footnotes that would be required by generally accepted accounting principles).

               (v) Comcast has heretofore delivered or promptly will deliver to CalPERS copies of all press releases published by the Company from December 31, 1993. None of these press releases contained, when published, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (h)  No Brokers or Finders. Except pursuant to an engagement letter
               ---------------------
dated October 14, 1994 between Comcast and a certain investment bank (the "Investment Bank"), no Person retained by or authorized to act for Comcast or CCCI has, or as a result of the transactions contemplated by this Agreement or the MHI Agreements will have, any right or valid claim against CalPERS or any of its Affiliates, the Company or any Subsidiary of the Company for any commission, fee or other compensation as an investment banker, financial advisor, finder or broker, or in any similar capacity.

          (i)  Changes. Except as disclosed in the SEC Documents filed with the
               -------
Commission since the Balance Sheet Date that have been delivered to CalPERS prior to the execution of this Agreement (excluding the exhibits thereto, the "Signing Date Documents"), since the Balance Sheet Date (i) there has been no change in or development applicable to Comcast and its Subsidiaries that has had a Material Adverse Effect on Comcast except:

          (a) any changes resulting from general economic, financial or market conditions;

          (b) any changes required in order to comply with applicable legislation or regulations affecting U.S. cable television or cellular telephone operators generally, including but not limited to any adjustment in cable television subscriber rates implemented in a manner consistent with the rate regulations promulgated by the FCC under the Cable Act; and

          (c) any technological changes applicable generally to the industry in which Comcast operates;

(ii) neither Comcast nor any of its Subsidiaries has incurred any obligation that would constitute "long-term debt - less current portion" or the "current portion of long-term debt" that would be disclosed pursuant to GAAP in the balance sheet line items with those names such that the total of such obligations of Comcast and its Subsidiaries exceeds $4.5 billion (exclusive of such obligations incurred to acquire QVC, Inc. or to consummate the MHI Acquisition); (iii) Comcast has not declared or paid any dividend on or made any distribution with respect to, or directly or indirectly purchased or redeemed (other than regular cash dividends or other dividends, distributions, purchases or redemptions that have been publicly disclosed or that are not material) any of its Equity Securities, or obligated itself to do any of the foregoing; and (iv) Comcast has not made any material change in its accounting principles, methods or practices or depreciation or amortization policies or rates.

          (j)  Litigation. Except as disclosed in the Signing Date Documents,
               ----------
there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding (whether federal, state, local or foreign) pending or, to Comcast's knowledge, threatened against Comcast or any of its Subsidiaries or any of their respective properties, assets, rights or businesses before any court or governmental department, commission, board, bureau, agency or instrumentality or any arbitrator, that has a Material Adverse Effect on Comcast or the Company or that draws into question the validity of this Agreement or the ability of Comcast or CCCI to perform its obligations hereunder.

          (k)  Share Purchase Agreement and Share Exchange Agreement. To
               -----------------------------------------------------
Comcast's knowledge, the representations and warranties of Rogers Communications, Inc. in the MHI Purchase Agreement and the representations and warranties of BCI and Don Barden in the BCI Purchase Agreement were true and correct in all material respects when made and are true and correct in all material respects except for such matters as would not in the aggregate have a Material Adverse Effect on the Company.

          (l)  Change in Control. There has been no Change in Control of Comcast
               -----------------
and no decision has been made by Ralph J. Roberts to engage in any transaction that would result in a Change of Control of Comcast.

          (m)  Issuance of Comcast Stock. If and when any shares of Comcast
               -------------------------
Stock are issued to CalPERS pursuant to this Agreement, such shares will be duly authorized, validly issued, fully paid and non-assessable and will be delivered to CalPERS free and clear of any Lien or any preemptive or similar rights, and will be sold or delivered to CalPERS in compliance with applicable federal and state securities laws.

          3.02.  Representations and Warranties of CalPERS. CalPERS represents
                 -----------------------------------------
and warrants that as of the date hereof and as of the Initial Closing Date:

          (a)  CalPERS Existence and Power. CalPERS is a governmental unit duly
               ---------------------------
created and validly existing under the laws of the State of California and has all requisite legal powers to carry on its activities as presently conducted, to execute and deliver this Agreement, the Registration Rights Agreement and the Guaranty Agreement and to perform its obligations hereunder and thereunder.

          (b)  CalPERS Authorization. The execution, delivery and performance by
               ---------------------
CalPERS of this Agreement, the Registration Rights Agreement and the Guaranty Agreement are within its legal powers and have been duly authorized by all necessary action.

          (c)  Non-Contravention. Except for such matters as would not in the
               -----------------
aggregate have a Material Adverse Effect on CalPERS or the Company or a material adverse effect on the transactions contemplated hereby taken as a whole, the execution and delivery of this Agreement, the Registration Rights Agreement and the Guaranty Agreement by CalPERS, and the performance by CalPERS of its obligations at the Initial Closing, (i) do not require any action by CalPERS or its Board of Administration (the "CalPERS Board") that has not been validly obtained, (ii) do not violate CalPERS' enabling statute or any action by the CalPERS Board, (iii) do not require any action by CalPERS in respect of, or filing by CalPERS with, any governmental body, agency or official, (iv) assuming compliance with the matters referred to in the preceding clause (iii), will not cause CalPERS to violate any applicable law or regulation, and (v) do not require CalPERS to obtain any consent or give rise to any right of termination, cancellation or acceleration under, or contravene, conflict with or constitute a default under any agreement or other instrument binding upon CalPERS, or any license, franchise, permit or other similar authorization held by CalPERS.

          (d)  Binding Effect. This Agreement and the Guaranty Agreement
               --------------
constitute and when executed and delivered by CalPERS and Comcast the Registration Rights Agreement will constitute the valid and binding agreements of CalPERS enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and except for limitations imposed by general principles of equity. CalPERS is not, with respect to its obligations hereunder or under the Registration Rights Agreement or the Guaranty Agreement, entitled to sovereign immunity or any other similar immunity or defense.

          (e)  Litigation. There is no legal action, suit, arbitration or other
               ----------
legal, administrative or other governmental proceeding (whether federal, state, local or foreign) pending or, to CalPERS' knowledge, threatened against CalPERS before any court or governmental department, commission, board, bureau, agency or instrumentality or any arbitrator, that has a Material Adverse Effect on the Company or which in any manner draws into question the validity of this Agreement or the ability of CalPERS to perform its obligations hereunder.

          (f)  No Brokers or Finders. No Person retained by or authorized to act
               ---------------------
for CalPERS has, or as a result of the transactions contemplated by this Agreement or the MHI Agreements will have, any right or valid claim against Comcast or any of its Subsidiaries or the Company or any Subsidiary of the Company for any commission, fee or other compensation as an investment banker, financial advisor, finder or broker, or in any similar capacity.

          3.03.  Survival. The representations and warranties contained in
                 --------
Sections 3.01(g), (i) and (j) shall survive (i) as to a willful breach thereof, indefinitely and (ii) as to any other breach thereof, until thirty (30) days after Comcast delivers to CalPERS its Annual Report on Form 10-K for its fiscal year ended December 31, 1995, as filed with the SEC. Notwithstanding the preceding sentence, any representation or warranty shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if CalPERS shall have given notice of the inaccuracy or breach thereof to Comcast prior to such time and within six (6) months after giving such notice CalPERS commences an action to enforce any remedies it may have with respect to such inaccuracy or breach. Except as expressly provided above in this Section

3.03, the respective representations and warranties contained herein or in the certificate delivered pursuant to Section 12.02(d) (except that to the extent such certificate addresses representations and warranties whose survival is limited pursuant to the first sentence of this Section 3.03, the representations and warranties in such certificate shall be so limited) shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall survive without limitation the execution and delivery of this Agreement, the Company Related Agreements, the Initial Closing, the MHI Closing and the completion of the transactions contemplated hereby and the MHI Agreements. This Section 3.03 shall have no effect upon any other obligation of the parties, whether to be performed before or after the Initial Closing.

                                  ARTICLE 4.

                   PERCENTAGE INTEREST; CAPITAL COMMITMENTS

          4.01.  Percentage Interests. The Percentage Interest in the Company of
                 --------------------
each Member is as follows:

                        CCCI           55%
                        CalPERS        45%

          4.02.  Capital Commitments. (a) The initial capital commitments (the
                 -------------------
"Initial Capital Commitments") of the Members are as follows:

               CCCI                     $305,555,556
               CalPERS                  $250,000,000

Each Member agrees to make capital contributions to the Company ("Capital Contributions") from time to time as hereafter set forth. Except as expressly provided in Section 9.03, no Member shall be required to make any Capital Contribution if, at the time such Capital Contribution is to be made, such Capital Contribution when aggregated with all prior Capital Contributions of such Member, would exceed such Member's Initial Capital Commitment. Except as provided in Section 6.02, Capital Contributions shall be made by each Member in proportion to its Percentage Interest in the Company. All Capital Contributions after the date hereof shall be made by each Member in an amount set forth in a capital call notice ("Capital Call Notice") received by such Member at least 10 Business Days prior to the date upon which such Capital Contribution is to be made; each such Capital Contribution shall be made in cash by wire transfer of immediately available funds to an account designated by the Company by written notice at least two Business Days prior to the date such Capital Contribution is to be made; provided, however, that the Capital Call Notice given for the Capital Contributions to be made for the MHI Acquisition need only be received by the Members two Business Days prior to the date on which such Capital Contributions are to be made.

          (b) The Members have contributed the following amounts, in cash, and no other property, to the Company as of the date hereof:

                 CCCI           $55.00
                 CalPERS        $45.00

          (c) The first Cable Acquisition that the Company will make is the acquisition of MHI and Barden Communications, Inc. pursuant to the MHI Agreements (the "MHI Acquisition"). At or prior to the Initial Closing, (i) the Company will incorporate (or acquire as a newly formed corporation with no prior operations and no material assets or liabilities) Comcast Communications Properties, Inc., a Delaware corporation ("CCPI") which will be a wholly-owned Subsidiary of the Company; (ii) CCPI will incorporate (or acquire as a newly formed corporation with no prior operations and no material assets or liabilities) Comcast MH Holdings, Inc., a Delaware corporation ("Holdings") which will be a wholly-owned Subsidiary of CCPI; and (iii) Holdings will enter into the Initial Facility.

          (d) Subject to the satisfaction or waiver of the conditions set forth in Sections 12.01 through 12.04, on the Initial Closing Date and immediately prior to the MHI Closing, (i) the Members will make the following contributions to the capital of the Company in cash by wire transfer of immediately available funds to an account designated by CCCI at least two Business Days prior to the MHI Closing:

               CCCI           $305,555,501
               CalPERS        $249,999,955;

(ii) the Company will contribute $275,555,556 to the capital of CCPI in exchange for common stock of CCPI and the Company will lend $275,000,000 to CCPI substantially in accordance with the terms of the note set forth as Exhibit 4.02 hereto; (iii) CCPI will contribute $550,555,556 to the capital of Holdings in exchange for common stock of Holdings; (iv) Holdings will borrow pursuant to the Initial Facility such additional funds as are necessary to consummate the MHI Acquisition; and (v) Comcast will assign to Holdings its rights and obligations under the MHI Agreements and Holdings will accept such assignments and assume such obligations. At the MHI Closing, Holdings will consummate the MHI Acquisition and will enter into and consummate the transactions under the Note Purchase and Assignment Agreement dated as of the Initial Closing Date among Rogers Communications, Inc., Data Business Forms Limited and Holdings. The date of the MHI Closing is referred to herein as the "Initial Closing Date" and the making of the Capital Contributions on such date is referred to herein as the "Initial Closing."

          (e) Upon making the Capital Contributions as provided in clause (i) of the foregoing paragraph (d), the Members will have made Capital Contributions equal to their respective Initial Capital Commitments, and no further Capital Contributions will be required except as provided in Section

9.03. Unless otherwise provided in this Agreement, the Members may, but are not obligated to, make such additional Capital Contributions in such manner and at such times as the Members may (each in its sole discretion) unanimously agree.

          (f) If the conditions set forth in Section 12.04 (other than paragraph (e) thereof) have not been satisfied or waived at the time of the MHI Closing, then, Section 9.02 notwithstanding, any member of the Comcast Group may make the MHI Acquisition, but without prejudice to any rights or remedies of any Member for the breach hereof, or any other wrongful act or omission, by any Member.

          4.03.  Other Matters. (a) Except as otherwise provided in this
                 -------------
Agreement, no Member shall demand or receive a return of its Capital Contributions or resign from the Company without the consent of the other Member. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash except as may be specifically provided herein.

          (b) No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise contemplated by this Agreement.

                                  ARTICLE 5.

                       CAPITAL ACCOUNTS AND ALLOCATIONS

          5.01.  Capital Accounts; Book Allocations. A capital account (each a
                 ----------------------------------
"Capital Account") shall be maintained for each Member. CCCI's initial Capital Account balance shall be $55, and CalPERS's initial Capital Account balance shall be $45. Each Member's Capital Account shall be increased by any allocations of income or gain and by any additional Capital Contributions by that Member and shall be reduced by any allocations of loss, expense or deduction and by any distributions to that Member. Except as otherwise provided herein, all items of Company income, gain, loss, expense or deduction shall be allocated to the Capital Accounts of the Members in proportion to their Percentage Interests.

          5.02.  Tax Allocations.  Except as otherwise required by the Code or
                 ---------------
the Regulations, all items of Company income, gain, loss, expense, deduction and any other items shall be allocated among the Members for federal income tax purposes in the same proportions as they share the corresponding items pursuant to Section 5.01.

                                  ARTICLE 6.

                                 DISTRIBUTIONS

          6.01.  Distributions.  Except as otherwise provided herein, all
                 -------------
distributions to the Members shall be in proportion to their Percentage Interests. Notwithstanding any provision of this Agreement to the contrary, the Company shall not make a distribution to any Member on account of its Interest if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

          6.02.  Amounts Withheld.  Promptly upon learning of any requirement
                 ----------------
under any provision of the Code or any other applicable federal, state or local law requiring the Company to withhold any sum from a distribution, or with respect to an allocation, to a Member or to make any payment to any federal, state or local taxing authority in respect of such Member, the Tax Matters Partner shall give written notice to such Member of such requirement and shall cooperate with such Member in all lawful respects, if practicable, to minimize or to eliminate any such withholding or payment. The Tax Matters Partner is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local or foreign governmental authority any amounts which it reasonably determines may be required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any allocation or distribution to any Member shall be treated as amounts distributed to such Member pursuant to this Article for all purposes under this Agreement; provided that if this sentence would otherwise cause a distribution that is not proportionate as required by
Section 6.01, then at the election of the Member receiving the disproportionately large distribution either (i) such Member shall make a Capital Contribution (provided that such Capital Contribution shall not be taken into account for purposes of determining whether such Member's Initial Capital Commitment has been exhausted) in cash equal to the excess of the distribution made to such Member over the amount that would have been distributed to such Member if the distribution had been proportionate or (ii) a distribution shall be made to the other Member in cash equal to the amount necessary to make the distribution proportionate.

          6.03.  Dissolution.  Upon dissolution and winding up of the Company,
                 -----------
the Company shall make distributions in accordance with Section 16.04.

                                  ARTICLE 7.

                             MANAGEMENT OF COMPANY

          7.01.  Management.  (a)  Except as otherwise provided in this
                 ----------
Agreement, the business and affairs of the Company shall be managed by or under the direction of the Members.

          (b) CCCI shall be entitled to 55 votes and CalPERS shall be entitled to 45 votes in respect of any matter requiring the vote, consent or determination of the Members under this Agreement.

          (c) Each Member may authorize another Person (a "Proxy") to act for such Member by proxy for purposes of attending meetings of Members, voting, acting by consent, taking any other actions pursuant to this Article 7 and making any election or decision to be made by such Member pursuant to this Agreement; provided that the designation of such Proxy must be signed by such
           --------
Member and delivered to the other Member and shall be revocable at any time prior to any such action; provided further that no such revocation shall revoke,
                          -------- -------
amend or otherwise affect any action taken by the Proxy prior to the time the other Member was notified of such revocation. CalPERS hereby designates Pacific Corporate Advisors, Inc. as its initial Proxy, subject to revocation as provided above. As of the date hereof, CCCI is not appointing a Proxy. To the fullest extent permitted by law, a Proxy shall be deemed the agent of the Member that appointed such Person as Proxy, and such Proxy shall not be deemed an agent or sub-agent of the Company or the other Member and shall have no duty (fiduciary or otherwise) to the Company or the other Member. Each Member, by execution of this Agreement, agrees to, consents to and acknowledges the delegation of powers and authority to such Proxies, and to the actions and decisions of such Proxies within the scope of such Proxies' authority as provided herein as if such actions or decisions had been made by the Member appointing such Proxy.

          7.02.  Quorum and Manner of Acting. (a) Except as otherwise provided
                 ---------------------------
in subsection (b) below, (i) the presence, in person or by proxy, of one or more Members with a majority of the total number of votes shall constitute a quorum for the transaction of business and (ii) the affirmative vote of one or more Members with a majority of the total number of votes held by the Members present in person or by proxy at a meeting at which a quorum exists, shall control the actions of the Members. At each meeting of Members, an individual chosen by one or more Members with a majority of the total votes held by the Members present in person or by proxy thereat shall act as chairman of the meeting and preside thereat. The chairman of the meeting shall appoint an individual to act as secretary of such meeting and keep the minutes thereof.

          (b) Notwithstanding any other provision of this Agreement to the contrary, in addition to the other provisions of this Agreement that specifically require unanimous approval of the Members, the following actions by the Company or any of its Subsidiaries shall require the unanimous approval of the Members:

               (i) other than (x) capital expenditures (which are addressed separately in the following clause (ii)) and (y) acquisitions or dispositions of assets in the ordinary course of business (which for the avoidance of doubt shall not include any acquisition or disposition of a Cable System), the acquisition, sale, exchange or other disposition of any property or assets by the Company or any of its Subsidiaries (other than transactions among the Company and one or more of its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of the Company) (A) in any transaction or series of related transactions in which the price paid for such property or assets exceeds $25 million, or (B) in any series of transactions in any 12-month period whether related or not, if on the date of such acquisition, sale, exchange or disposition the aggregate price paid in all such transactions during such period, exceeds $50 million, provided that for purposes of applying the tests set forth in the foregoing sub-clauses (A) and (B), the price paid in any transaction shall include the amount of Debt assumed in (or, without duplication, Debt owed by any Person transferred pursuant to) such transaction;

              (ii) any capital expenditure (A) that would result in a Default under the Initial Facility as amended or waived or (B) if (1) such capital expenditure is made after the fourth full Fiscal Year after the Initial Closing Date (or the third full Fiscal Year after the Initial Closing Date if the first partial Fiscal Year after such date is at least ten months long), (2) as a result of such expenditure, the aggregate of all capital expenditures by the Company and its Subsidiaries in any such Fiscal Year in which such expenditure is made would exceed $50 million and (3) such expenditure would require the creation or incurrence of Debt not otherwise expected to be created, incurred or issued;

             (iii) the issuance, sale or acquisition of any Security or profits interest in the Company or any of its Subsidiaries, other than any such transaction between the Company, on the one hand, and any wholly-owned Subsidiary, on the other hand, or between wholly-owned Subsidiaries of the Company and other than Permitted Interest Rate Protection Agreements;

              (iv) the creation or incurrence by any member of the Company Group of any Debt (including through acquisition by such member of any Person, property or asset subject to such Debt, whether or not such member expressly assumes such Debt) other than (1) any such transaction between the Company or any of its wholly-owned Subsidiaries, on the one hand, and the Company or any of its wholly-owned Subsidiaries, on the other hand (including for this purpose Liens created or guarantees by any member of the Company Group to secure or guarantee Debt of the Company or any wholly-owned Subsidiary of the Company), (2) subject to clause (xiv) below, pursuant to an Acquisition Facility, (3) Debt assumed in (or, without duplication, Debt owed by any Person acquired in) a transaction (in which any such Debt of which Comcast has knowledge prior to the relevant approval is disclosed in writing to all Members prior to the relevant approval) that has been unanimously approved by the Members pursuant to subparagraph (i) above or is a Discretionary Acquisition under Section 9.02(b), (4) in the ordinary course of business under one or more working capital facilities (other than the Acquisition Facilities) or loans not exceeding $50 million in the aggregate at any time, (5) Debt, other than Debt for borrowed money, created or incurred in the ordinary course of business (and not for the purpose of making a Cable Acquisition), if at the time such Debt is created or incurred, the aggregate of such Debt and other outstanding Debt created or incurred pursuant to this sub-clause (5) does not exceed $50 million;
     (6) Permitted Interest Rate Protection Agreements; or (7) any refinancing of Debt, subject to subparagraph (xiv) below.

               (v) any transaction between any Member or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand; provided that unanimous approval of the Members shall not be required for (1) subject to the limitations in subparagraph (iv)(4) above, unsecured loans from a Member or any of its Affiliates to the Company or any of its Subsidiaries on terms no less favorable to the Company or such Subsidiary than could have been obtained from a third party in an arm's-length transaction, (2) the Management Agreement, the Programming Agreement or the transactions provided for thereunder, or (3) any charges to the Company or any of its Subsidiaries in accordance with Section 10.03 or 10.04;

              (vi) except as provided in the third sentence of Section 6.02, the declaration or payment of any distribution by the Company to any Member;

             (vii) except for assets having a value not in excess of $10 million incidental to a business acquired by the Company in accordance with the terms hereof, and which the Company promptly divests, the conduct by the Company or any of its Subsidiaries of any business other than, or engaging in any transaction not substantially related to, (1) the Company Business, or (2) participation (including through management, advisory, operating, consulting or other agreements or arrangements) in the business of other Persons engaged in substantially the same business as the Company Business, whether or not such Persons are engaged solely in such business;

            (viii) any merger or consolidation of the Company or any of its Subsidiaries, other than a merger between two wholly-owned Subsidiaries of the Company.

              (ix) the Company or any Subsidiary of the Company (i) commencing a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to any such Person or its debts under any bankruptcy, insolvency or other similar law affecting the enforcement of creditors' rights generally, now or hereafter in effect, (2) seeking the appointment of a trustee, receiver or liquidator, custodian or other similar official of any such Person or any substantial part of its property, (3) otherwise consenting to any such case, proceeding or appointment (whether voluntary or involuntary) or (4) making or consenting to any assignment of any material portion of its assets for the benefit of creditors;

               (x) the commencement by the Company or any Subsidiary of the Company of any legal action, suit, arbitration or other proceeding (each, an "Action"), other than any such proceeding that (1) is in the ordinary course of business or (2) where the aggregate amount of (a) damages or other relief (including the reasonably anticipated economic impact of any non-monetary relief, as determined by CCCI in its good faith judgment) sought by the Company or such Subsidiary in such Action, (b) the amount of damages or other relief that would reasonably be expected to be sought by the defendant or defendants in any counterclaim against the Company or such Subsidiary in such Action and (c) the amount of expenses the Company or such Subsidiary would reasonably expect to pay to prosecute or defend such Action does not in the good faith judgment of CCCI exceed $10 million;

               (xi) the settlement of any Action against the Company or any of its Subsidiaries other than (1) any Action that arises in the ordinary course of business or (2) any such settlement that would result in a cost to the Company Group (net of any amounts payable to the Company or any of its Subsidiaries under insurance policies or recoveries by the Company or any of its Subsidiaries on any counterclaims) of $20 million or less (including the reasonably anticipated economic impact of any non-monetary relief, as determined by CCCI in its good faith judgment);

             (xii) any amendment or modification of this Agreement, the Management Agreement or the Programming Agreement;

            (xiii) except as set forth in Sections 13.01 and 13.08, the admission to the Company of any member or the designation of any manager within the meaning of the Delaware Act; or

             (xiv) the refinancing of any Acquisition Facility or other Debt permitted hereunder of any member of the Company Group, but only if such refinancing would (A) adversely affect (other than as a result of general financial or economic impact on the Company and its Subsidiaries) the ability of CalPERS to exercise its rights under this Agreement, the Registration Rights Agreement or the Guaranty Agreement or (B) provide any lender with any profits interest in the Business;

              (xv) any Special Approval Transaction by any member of the Company Group; or

             (xvi) the entering into of any interest rate or currency swap or any derivative or structured investment product transaction (as such terms are commonly understood in the financial derivatives and investment products industry), except for Permitted Interest Rate Protection Agreements.

          Except as set forth in this Section 7.02(b) or as specifically provided for herein, no actions requiring the vote, consent or determination of the Members shall require unanimous approval of the Members. As used herein, the phrases "action by the Members", and "at the direction of the Members" and other similar phrases are not intended to require unanimous approval of the Members, except as specifically provided.

          7.03.  Meetings.  Either Member may, on at least five (5) days'
                 --------
written notice to the other Member, call a meeting of the Members at a place in Wilmington, Delaware. The representatives of any Member, including its accountants, financial advisors and counsel, may attend any such meeting.

          7.04.  Action by Consent.  Any action required or permitted to be
                 -----------------
taken by the Members, either at a meeting or otherwise, may be taken without a meeting if one or more Members with a majority of the total number of votes (or, in the case of actions referred to in Section 7.02(b) or elsewhere in this Agreement requiring unanimous vote or consent, both Members) consent thereto in writing and the writing or writings are filed with the minutes of proceedings of Members; provided however, that any Member whose consent is not obtained shall be given notice of the action taken within twenty-four (24) hours of such action.

          7.05.  Telephonic Meetings.  Members may participate in a meeting of
                 -------------------
Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

          7.06.  Absence of Authority to Bind.  Except as expressly provided in
                 ----------------------------
this Agreement or as authorized pursuant to action by the Members, no Member shall have any authority to act for, bind or assume any obligation or responsibility on behalf of any other Member or the Company.

          7.07.  Monitoring Committee.  A monitoring committee (the "Monitoring
                 --------------------
Committee") shall be established and shall comprise three members, two selected by CCCI and one selected by CalPERS. The initial designee of CalPERS to the Monitoring Committee shall be Pacific Corporate Advisors, Inc. A Member may at any time replace any member of the Monitoring Committee selected by it. The Monitoring Committee shall meet at least quarterly in order to review the operations of the Company and its Subsidiaries for the preceding periods, review guidelines for investments by the Company and its Subsidiaries and review dealings between the Company or its Subsidiaries, on the one hand, and the Members or their Affiliates, on the other. The form of Monitoring Plan to be utilized by the Monitoring Committee is attached hereto as Exhibit 7.07. The Monitoring Committee shall have no authority in respect of the management of the affairs or business of the Company and its Subsidiaries or any decision relating thereto.

          7.08.  Inspection Rights of Members.  Any Member and such designees
                 ----------------------------
as it may appoint (including without limitation, its Proxy, designee to the Monitoring Committee, accountants, attorneys or any other agent) may, from time to time, for any reasonable purpose visit and inspect the properties of the Company and its Subsidiaries, examine (and make copies and extracts of) their books, records and documents of every kind, and discuss their affairs with their respective officers, directors, employees and independent accountants, all at such reasonable times as such Member may request on reasonable notice.

          7.09.  Records and Reports.  The Company shall accurately and
                 -------------------
fairly maintain its books of account (separate from those of the Members and their respective Affiliates) in accordance with GAAP, as approved from time to time by the Company and its independent certified public accountants; employ a firm of independent certified public accountants, which firm is either one of the six largest national accounting firms or which is approved by the unanimous vote of the Members and which firm may serve as independent certified public accountants to Comcast or CCCI, to make annual audits of the Company's accounts in accordance with generally accepted auditing standards (with CCCI and CalPERS acknowledging that such accountants initially shall be Deloitte & Touche LLP); and furnish each Member:

          (a) As soon as available, and in any event within forty-five (45) days after the close of each monthly accounting period, a consolidated statement of operations

(i.e., revenue, expenses and operating cash flow) on a year-to-date basis which compares the current year-to-date results with those of the same period in the prior year and to budget for the same current period, and management's discussion thereof, if any;

          (b) As soon as available, and in any event within seventy-five (75) days after the close of each fiscal quarter, financial statements prepared on a consolidated basis consisting of a balance sheet of the Company as of the end of such quarter and statements of income, Members' equity and cash flow for such quarter, and for the portion of the Company's Fiscal Year ending with the last day of quarter, setting forth in comparative form the figures for such quarter, the figures for the corresponding quarter of the preceding Fiscal Year and the budgeted figures for such current quarter prepared and submitted pursuant to
Section 7.10 hereof, all in reasonable detail and certified by the chief financial officer of Holdings as fairly presenting the financial condition as of the balance sheet date and results of operations and cash flow for the period then ended in accordance with GAAP consistently applied, subject to normal year end adjustments, and management's discussion thereof, if any;

          (c)  As soon as available, and in any event within one hundred twenty
(120) days after the close of each Fiscal

Year of the Company, financial statements prepared on a consolidated basis consisting of a balance sheet of the Company, as of the end of such Fiscal Year, together with statements of income, members' equity and cash flow for such Fiscal Year and the footnotes thereto, setting forth in comparative form the figures for such Fiscal Year and for the previous Fiscal Year, all in reasonable detail, and duly certified by an opinion unqualified as to scope of a firm of independent certified public accountants appointed as provided in this Section 7.09, and management's discussion thereof, if any;

          (d) Promptly upon learning of the occurrence of any Event of Noncompliance, Act of Misconduct, Trigger Event or Default on any Debt of the Company, or a condition or event which with the giving of notice or the lapse of time, or both, would constitute any such matter, a certificate describing such Event of Noncompliance, Act of Misconduct, Trigger Event or Default on any Debt of the Company, or condition or event, and stating what steps are, to the Company's knowledge being taken to remedy or cure the same, if such matter is capable of remedy or cure;

          (e) Promptly upon the receipt thereof by the Company or CCCI, copies of all reports, all management letters and other detailed information submitted to the Company or CCCI by independent accountants in connection with each annual or interim audit or review of the accounts or affairs of the Company made by such accountants;

          (f) Promptly after the same are available, copies of all such financial statements and reports as the Company shall send to any of its Members or lenders, and promptly upon the transmission thereof copies of all documents and writings, if any, which the Company may file with or furnish to any governmental authority, other than such documents and writings that are filed or furnished in the ordinary course of business or that are not material to the Company; and

          (g) With reasonable promptness, such other information of the Company relating to the finances, properties, business prospects and affairs of the Company and each of its Subsidiaries, as any Member may reasonably request from time to time, including without limitation any work papers prepared by the Company in connection with preparation and audit of the Company's financial statements.

          7.10.  Preparation of Budget.  On a timely basis under the relevant
                 ---------------------
circumstances, and in any event within sixty (60) days after the commencement of the relevant fiscal year, the Company shall prepare, and furnish to each Member a copy of, an annual plan for such year which shall include monthly capital and operating expense budgets, and operating cash flow statements, itemized in such detail as any Member may reasonably request. Each annual plan shall be modified as often as necessary.

          7.11.  Notice of Litigation and Disputes.  The Company shall promptly
                 ---------------------------------
notify each Member of each legal action, suit, arbitration or other administrative or governmental investigation or proceeding (whether federal, state, local or foreign) instituted or, to the Company's knowledge threatened by or against the Company that has a Material Adverse Effect on the Company, or of any occurrence or dispute which involves a reasonable likelihood of any such action, suit, arbitration, investigation or proceeding being instituted that would have a Material Adverse Effect on the Company.

                                  ARTICLE 8.

                                  TAX MATTERS

          8.01.  Fiscal Year.  The fiscal year of the Company (the "Fiscal
                 -----------
Year") shall begin on January 1 (except for the first Fiscal Year, which shall begin on the date hereof) and end on December 31 of each year.

          8.02.  Partnership For Tax Purposes.  The Members hereby agree that
                 ----------------------------
the Company shall be treated as a partnership for tax purposes under United States federal, state and local income tax laws or other laws, and further agree not to take any position or any action or to make any election, in a tax return or otherwise, inconsistent herewith.

If a change in applicable law (including a revenue ruling, revenue procedure or other administrative pronouncement) would cause the Company not to be treated as a partnership for United States federal income tax purposes, the Members shall endeavor in good faith to reach an agreement on restructuring the Company so that it will be so treated (which may entail a merger of the Company into an entity treated as a partnership for federal income tax purposes).

          8.03.  Tax Matters.  (a)  The tax matters partner (the "Tax Matters
                 -----------
Partner") for purposes of Section 6231 of the Code shall be CCCI.

          (b) All necessary tax information shall be delivered to each Member after the end of each Fiscal Year of the Company. Such information shall be furnished not later than 90 days prior to the due date (including extensions) of the Company's federal income tax information return.

          (c) All elections by the Company for income and franchise tax purposes and all determinations for tax purposes regarding the fair market value of any Company assets, book basis, depreciation or amortization and all other matters relating to all tax returns (including amended returns) filed by the Company, including tax audits and related matters and controversies, shall be made and conducted by the Tax Matters Partner at the direction of the Members. The Tax Matters Partner shall, at the expense of the Company, cause to be prepared and filed all tax returns (including amended returns) required to be filed by the Company.


                                  ARTICLE 9.

                             COMPANY OPPORTUNITIES

          9.01.  Noncompetition.  (a)  The parties hereby acknowledge that the
                 --------------
cable television system business has substantial potential for expanding beyond the services traditionally provided by cable television system operators and that the Members are investing in the Company with a view to acquiring Cable Systems, enhancing the traditional sources of revenue and profitability from such Cable Systems and exploiting this potential for expanding beyond traditional cable television services. For this reason and to protect and enhance the Company Business, actual and potential, and CalPERS' Interest in the Company, Comcast agrees that from the date hereof through the earlier of (x) the sale or other disposition of substantially all of the Company's assets in connection with the liquidation of the Company in accordance with Article 16 hereto, and (y) the second anniversary of the first date on which Comcast no longer owns a direct or indirect interest in the Company, neither Comcast nor any of its Subsidiaries will, directly or indirectly, compete with, or (for the purpose of furthering or facilitating such competition) finance or assist any Person that competes with, the Company Business in any geographic area in which the

Company or any of its Subsidiaries holds a Cable Franchise, provided that nothing herein shall preclude Comcast or its Subsidiaries from directly or indirectly:

               (i) engaging in the Permitted Activities as defined below; provided, that if the Permitted Activities set forth in Section 9.01(b)(3) or (4) at any time compete with the Company Business (other than through the supply of wireline telephony to non-residential customers) and such competition has a Material Adverse Effect on the Company, Comcast shall promptly provide CalPERS with written notice thereof, which notice shall describe in reasonable detail the Permitted Activity and the competitive effect thereof on the Company, and CalPERS will be entitled to exercise the CalPERS Put at any time within sixty (60) days after receipt of such notice; and further provided that if Comcast is required to give written notice pursuant to this clause (i) but fails to do so, CalPERS will be entitled to exercise the CalPERS Put at any time until sixty (60) days after Comcast provides such required notice;

              (ii) acquiring a Person or business having not more than 20% of its sales (based on its latest annual financial statements) attributable to activities that compete with the Company Business; provided that Comcast or such Subsidiary divests the competing activity within one year of the date of acquisition; and further provided that Comcast will indemnify and hold the Company free and harmless in respect of all damages, losses, liabilities, costs and expenses incurred by the Company or any Subsidiary of the Company as a result of the failure of Comcast or any Subsidiary of Comcast to dispose of the competing activity within the time period specified in the preceding clause;

             (iii) engaging in competition with the Company Business if Comcast or such Subsidiary is engaged in substantially equivalent competition with cable television systems owned by Comcast or its Subsidiaries; provided that if such competition has a Material Adverse Effect on the Company, Comcast will promptly provide CalPERS with written notice, which notice will set forth in reasonable detail a description of the competitive activity in which Comcast or its Subsidiary intends to engage, and CalPERS will be entitled to exercise the CalPERS Put at any time within sixty (60) days after receipt of such notice; and further provided that if Comcast is required to give written notice pursuant to this clause (ii) but fails to do so, CalPERS will be entitled to exercise the CalPERS Put at any time until sixty (60) days after Comcast provides such required notice; or

              (iv) continuing to engage in any activity that was not prohibited hereby on the date Comcast or its Subsidiary began such activity, even if thereafter such activity would have been prohibited hereby; provided that nothing in this sub-paragraph (iv) shall permit Comcast to continue to engage in any activity that, at the time Comcast began engaging in such activity, constituted Company Business.

As used in the preceding sentence, the term "indirectly" means through an entity controlled by Comcast or in which Comcast has an equity interest in excess of 15%. The provision by any Person other than a member of the Company Group of wireline telephone services, or wireline or wireless multichannel video services, or the transmission or communication of information or data by wireline, cable or other conduit or closed transmission path in the geographical area in which the Company or any of its Subsidiaries holds a Cable Franchise or the conduct by any such Person of any of the activities set forth in clause
(ii)(a) of the definition of "Company Business" (other than as part of any programming or other service broadcast or transmitted over a Cable System owned by the Company or any of its Subsidiaries) will be presumed to constitute competition with the Company Business, and any other business or activity will be presumed not to constitute competition with the Company Business. The foregoing presumptions may be rebutted.

          (b) For purposes of subsection (a) above, the term "Permitted Activities" shall mean (i) the Wireless Telephone Business and (ii) ownership and participation in and activity (including sales of products or services) in connection with (1) Primestar Partners, L.P., a partnership which currently provides direct broadcast satellite multichannel video services, (2) Nextel Communications, Inc., a corporation which currently provides specialized mobile radio/dispatch radio, enhanced specialized mobile radio and wireless communications services, (3) Teleport Communications Group, a partnership which is currently a competitive access provider of telecommunications services, (4) the "Triple Play Joint Venture", the recently announced telecommunications joint venture among Comcast, Sprint Corporation, Tele-Communications, Inc. and Cox Cable Communications, Inc., which is currently expected to involve the provision of wireless telephone services and wireline telephone services that will be complementary to and not competitive with alternative access or wireline or cable telephone services of cable television systems owned by the Company Group, and the sale of long distance services and (5) Eastern Telelogic Corporation, a corporation which is currently a competitive access provider of telecommunications services in the Greater

Philadelphia/Southern New Jersey region. Comcast represents and warrants to CalPERS that the preceding sentence fairly and accurately summarizes to the best of Comcast's knowledge the current competitive and planned competitive activities of the Permitted Activities described in clauses (1), (2), (3), (4) and (5) of the preceding sentence, insofar as they have a Material Adverse Effect on the Company. Comcast agrees to give prompt written notice to CalPERS of any material change in the competitive activities of such Permitted Activities that has a Material Adverse Effect on the Company.

          9.02.  Cable System Acquisitions.  (a)  Cable Acquisitions by the
                 -------------------------
Company will be financed with excess cash of the Company Group, borrowings by the Company Group and, to the extent needed or deemed prudent, Capital Contributions by the Members (with such Capital Contributions being made by each Member in proportion to its Percentage Interest in the Company). The amount of any Capital Contributions needed or prudent for a Cable Acquisition will be determined in the reasonable judgment of CCCI; provided, however, that no Member shall be obligated to make any Capital Contribution to the Company in excess of its Initial Capital Commitment except as provided in Section 9.03.

     (b) If any member of the Comcast Group proposes to make a Qualified Cable Acquisition between the date hereof and the sixth (6th) anniversary hereof, such acquisition will be subject to the Company's Right of First Offer as described in Section 9.03 below; provided that if a Qualified Cable Acquisition (i) does not require unanimous approval of the Members under Section 7.02(b)(i), (ii) is to be consummated without additional Member Capital Contributions to the Company,
(iii) does not require any Member to guarantee any obligation and (iv) does not allow any Person other than the Company or any Subsidiary of the Company to have any profits interest or Equity Security in the Person or business that is to be acquired (such a Qualified Cable Acquisition herein a "Discretionary Acquisition"), then such Discretionary Acquisition may be made by the Company or one of its Subsidiaries upon approval by one or more Members holding a majority of the total votes of the Members without compliance with the Right of First Offer procedures described below. No member of the Comcast Group may make a Discretionary Acquisition without first offering such Discretionary Acquisition to the Company as though such Discretionary Acquisition were a Qualified Cable Acquisition subject to the Company's Right of First Offer. Subject to Section 11.03, any member of the Comcast Group may make any Cable Acquisition that does not constitute a Qualified Cable Acquisition or, after the sixth anniversary of the date hereof, any Qualified Cable Acquisition without providing the Company with a Right of First Offer with respect thereto.

          9.03.  Right of First Offer.  In order to provide CalPERS with ample
                 --------------------
time to evaluate each Proposed Acquisition, whether or not CalPERS' vote as a Member would be necessary to enable the Company to make the Proposed Acquisition, Comcast will keep CalPERS informed, on as current a basis as is reasonably practicable, of all potential Qualified Cable Acquisitions that it is considering as to which the Company would have a Right of First Offer (a "Potential Acquisition"), including, to the extent it is available to Comcast, summary information that in Comcast's good faith judgment would be relevant to a business and financial assessment of the Potential Acquisition for the Company; and on as current a basis as is reasonably practicable, will provide CalPERS with information reasonably necessary for CalPERS' purposes, to update and amplify any previously provided information and as to the status of each Potential Acquisition, including whether in Comcast's good faith judgment the Potential Acquisition is likely to become a Proposed Acquisition. Comcast and CalPERS will in good faith negotiate and agree upon procedures (including standard forms of and requirements for deal logs and information packages) to enable Comcast to satisfy the preceding requirements as to informing CalPERS of all Potential Acquisitions.

          The following procedures shall apply in the case of any Cable Acquisition that Comcast proposes to the Company (a

"Proposed Acquisition") and with respect to which the Company has a right of first offer (a "Right of First Offer"):

          (a) Comcast will provide written notice of the Proposed Acquisition (the "Acquisition Notice") to the Members. The Acquisition Notice will set forth in reasonable detail (i) to the extent Comcast has not previously provided CalPERS with such information, a reasonable description of the target company's business, finances and affairs that would be reasonably sufficient to enable CalPERS to make a business and financial assessment of the Proposed Acquisition,
(ii) the material terms and conditions upon which the Company would make the Proposed Acquisition, including, without limitation, the maximum price, the maximum amount of any Capital Contributions the Members would be required to make to consummate the Proposed Acquisition, the amount of any guarantees that would be required from the Members, a description of any Equity Security or profits interest any Person other than a member of the Company Group is to have and, to the extent Comcast has knowledge thereof, any terms and conditions of the Proposed Acquisition that Comcast, in its good faith judgment, believes to be a departure from customary and reasonable commercial terms for such an acquisition (including, without limitation, whether the Company or its Subsidiary would be required to close such transaction without the Seller's representations and warranties being true in all material respects on the date of such closing),
(iii) the estimated amount of any financing beyond Member Capital Contributions and, to the extent available, the source and terms of such financing, and (iv) such additional information as Comcast and CalPERS agree Comcast will provide CalPERS in connection with Proposed Acquisitions. Comcast and CalPERS will in good faith negotiate and agree upon a standard form and requirements for Acquisition Notices. In addition, in any Acquisition Notice Comcast shall provide representations and warranties (1) as of the Initial Closing Date as to the matters set forth in Section 3.02 with a schedule of any exceptions thereto,
(2) as of the date of the Acquisition Notice as to the matter set forth in
Section 3.02(i)(i) with a schedule of any exceptions thereto and (3) that since the closing of the most recent Cable Acquisition by the Company there has been no Comcast Act of Misconduct or Event of Comcast Noncompliance with respect to which the period for CalPERS to elect a remedy under Section 14.01 or 14.02 has not expired, with a schedule of any exceptions thereto. Promptly upon learning of any material development, positive or negative, with respect to the target company or the Proposed Acquisition, including, without limitation, a higher or lower purchase price, more or less favorable terms and conditions of the Proposed Acquisition, any material information about financing for the Proposed

Acquisition or any information that indicates that information previously provided to CalPERS has become false or misleading in any material respect, Comcast will provide CalPERS with a supplement to the Acquisition Notice containing all information reasonably available to it with respect to such development. The Members will have a reasonable period of time (taking into account the relevant facts, circumstances and exigencies) in which to assess whether to approve or disapprove of the Proposed Acquisition, which period of time will be set forth in the Acquisition Notice but will be subject to change if the relevant circumstances change (any such change will be conveyed to the Members promptly). At the conclusion of such period of time, a meeting of the Members will be held to approve or disapprove of the transaction. Notwithstanding the provisions of Section 7.03, no advance notice of such meeting other than the Acquisition Notice shall be necessary. The approval of the Proposed Acquisition will require the written unanimous consent of the Members. If both Members approve the Proposed Acquisition, the Company will make, or attempt to make, such acquisition on terms not materially less favorable to the Company than those set forth in the Acquisition Notice. The approval of a Proposed Acquisition by a Member will constitute the binding agreement of such Member, subject in the case of CalPERS to the satisfaction of the conditions set forth in Section 9.05, to make a Capital Contribution of the amount set forth in, and in accordance with the terms of, the Acquisition Notice if the Company succeeds in making the Proposed Acquisition (regardless of whether such Capital Contribution would result in the aggregate of such Member's Capital Contributions exceeding such Member's Initial Capital Commitment) and the binding consent of such Member to an Acquisition Facility for such Proposed Acquisition on the general terms, and in an amount not greater than, described in the Acquisition Notice. Subject in the case of CalPERS to the satisfaction of the conditions set forth in Section 9.05, the failure to make such Capital Contribution in accordance with the terms of the Acquisition Notice will constitute an Event of Noncompliance. If (x) CalPERS does not make a Capital Contribution in accordance with the terms of an Acquisition Notice and (y) CCCI so elects, then in addition to any other rights any member of the Comcast Group may have, any member of the Comcast Group may make the proposed Cable Acquisition in lieu of the Company; provided, however, that CalPERS shall have no liability with respect thereto if the conditions to CalPERS' obligation to make a Capital Contribution described in Section 9.05 were not satisfied. If CCCI does not approve the Proposed Acquisition, neither the Company nor any member of the Comcast Group will make such Proposed Acquisition. If CalPERS does not approve the Proposed Acquisition, the Company will not make such acquisition, but any member of the Comcast Group may make such acquisition on terms and conditions which in the aggregate are not materially more favorable to such member of the Comcast Group than those set forth in the Acquisition Notice as modified by any supplement to such Acquisition Notice delivered to CalPERS at least two Business Days prior to its vote on the Proposed Acquisition (or as soon as reasonably practicable before the Members' vote on the Proposed Acquisition if two (2) Business Days prior delivery is not reasonably practicable under the circumstances). Comcast shall promptly notify CalPERS of the completion of any Proposed Acquisition by the Company and shall provide CalPERS with copies of all documentation for each such Proposed Acquisition and any related Acquisition Facility. If CalPERS does not approve a Proposed Acquisition and any member of the Comcast Group makes such acquisition, Comcast shall promptly provide CalPERS with a summary, certified by an officer of Comcast, of the final principal terms related to such acquisition.

          (b) If the Company does not succeed in making a previously approved Proposed Acquisition or if a Proposed Acquisition is not unanimously approved, Comcast may thereafter provide the Members with another Acquisition Notice setting forth revised terms and conditions for such Proposed

Acquisition and the provisions of subsection (a) shall apply to such subsequent Acquisition Notice.

          9.04.  Limitation on Rights.  Notwithstanding the foregoing, the Right
                 --------------------
of First Offer set forth in Section 9.03 (i) applies only for so long as any member of the Comcast Group owns an interest in the Company, (ii) terminates upon exercise of the CalPERS Put, the CCCI Call, the Alternative Call or the Sale Option or, if earlier, upon the sixth anniversary hereof, (iii) subject to
Section 11.03, does not apply to any Special Approval Transaction, and (iv) applies only to Cable Acquisitions in which the consideration for such acquisition is solely cash or the obligation to pay cash or a combination of the two and excludes, by way of example and without limitation, any acquisitions where the seller wants to receive stock of a member of the Comcast Group for tax or other reasons. In the case of a seller seeking consideration other than cash or the obligation to pay cash as described in clause (iv) of the preceding sentence, Comcast will, to the extent it has the ability to influence the seller's decision as to the form of consideration to be received, endeavor to have the seller offer its Cable Systems for sale to the Company solely for cash or the obligation to pay cash or a combination of the two; provided that (x) such change in the form of consideration would not otherwise adversely affect the terms of the transaction (including the aggregate fair market value of the consideration to be paid) and (y) Comcast will not be required to so endeavor if, in its reasonable discretion, it concludes that such steps would jeopardize its likelihood of success in making such Cable Acquisition.

          9.05.  Conditions to Subsequent Contributions.  In addition to the
                 --------------------------------------
requirement for CalPERS to approve the relevant Proposed Acquisition, the obligation of CalPERS under Section 9.03 to make any additional Capital Contribution after its Initial Capital Contribution shall be subject to the satisfaction of the following conditions at or prior to the time of such additional Capital Contribution:

          (a) the representations and warranties contained in the Acquisition Notice calling for such Capital Contribution being true and correct in all material respects as of the date made pursuant to the Acquisition Notice (the Initial Closing Date or the date of the Acquisition Notice, as the case may be);

          (b) Comcast not having made any representation or warranty in the Acquisition Notice calling for such Capital Contribution, and not having provided CalPERS with any information relating to the Proposed Acquisition that Comcast knew to be false or misleading in any material respect when made or provided;

          (c) Comcast having provided CalPERS with all of the information, to the extent Comcast has knowledge thereof and to the extent available to Comcast, it is required to provide CalPERS regarding the Proposed Acquisition under this Agreement;

          (d) no member of the Extended Comcast Group and no Key Executive having engaged in Material Disabling Conduct since the date of such Acquisition Notice with respect to which the period for CalPERS to elect a remedy under
Section 14.01 or 14.02 has not expired; and

          (e) CalPERS having received an officer's certificate from Comcast certifying to the satisfaction of these conditions.

          9.06.  Other Business Activities.  Except as otherwise provided in
                 -------------------------
this Agreement, the doctrine of corporate opportunity shall not apply with respect to the Company and no Member or Affiliate of a Member shall have any obligation not to (i) engage in the same or similar activities or lines of business as the Company or its Subsidiaries or develop or market any products or services that compete, directly or indirectly, with those of the Company or its Subsidiaries, (ii) invest or own any interest publicly or privately in, or develop a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or its Subsidiaries, (iii) do business with any client or customer of the Company or its Subsidiaries, or (iv) employ or otherwise engage a former officer or employee of the Company or its Subsidiaries; and except as provided herein, neither the Company nor any Member shall have any right by virtue of this Agreement in or to, or to be offered any opportunity to participate or invest in, any venture engaged in by the other Member or any right by virtue of this Agreement in or to any income or profits derived therefrom.

          9.07.  Duties.  To the extent that a Member or any Covered Person has
                 ------
duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, any Covered Person acting under this Agreement or otherwise shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

          9.08.  Discretion.  Whenever in this Agreement any Member is permitted
                 ----------
or required to make a decision or act (i) in its "sole discretion" or "discretion" or under a grant of similar authority or latitude, such Member shall be entitled to consider only such interests and factors as it desires, including its own interest or (ii) in its "good faith," such Member shall act under such standard and shall not be subject to any other or different standard imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

                                  ARTICLE 10.

                     MANAGEMENT AND PROGRAMMING AGREEMENTS

          10.01.  Integration Into Comcast; Management Agreement. The Business
                  ----------------------------------------------
will be integrated into the existing management structure of Comcast and its Subsidiaries and Comcast will assign senior management personnel to operate the Business. The names and positions of such senior management personnel who will initially operate the Business are set forth on Schedule 10.01 hereto. Comcast will promptly notify CalPERS in writing of, and consult with CalPERS regarding, any changes in such personnel. Comcast will manage the Business in accordance with the terms of one or more Management Agreements between Comcast and the Company or one or more of its Subsidiaries (such Management Agreement or Agreements are referred to collectively as the "Management Agreement"). The Management Agreement will be in the form set forth as Exhibit 10.01 hereto.

          10.02.  Programming Agreement.  Comcast will provide programming to
                  ---------------------
the Cable Systems owned or operated by the Company or its Subsidiaries in accordance with the terms of one or more programming agreements between Comcast and the Company or one or more of its Subsidiaries (such programming agreement or agreements are referred to collectively as the

"Programming Agreement") in the form attached as Exhibit 10.02.

          10.03.  Directors' & Officers' Insurance.  Comcast shall use its
                  --------------------------------
reasonable efforts to obtain and maintain substantially the same insurance for persons performing for the Company those functions that would customarily be performed by an officer of a corporation and for those persons performing the functions of directors or officers of Subsidiaries of the Company as Comcast obtains and maintains for its own directors and officers; provided that Comcast's obligations under this sentence shall continue only for so long as CalPERS has not exercised its rights pursuant to Section 14.02(a)(iii) and shall not continue after Comcast does not directly or indirectly hold an interest in the Company. Comcast will charge the Company and its Subsidiaries (a) for such insurance in accordance with the terms of the Management Agreement if coverage is obtained under a Comcast policy or (b) for the direct charge for such insurance if a separate policy is obtained.

          10.04.  Other Expenditures.  Except as otherwise provided in the
                  ------------------
Management Agreement or the Programming Agreement, any capital expenditures or other outlays made by Comcast or any of its Subsidiaries on behalf of the Company or any of its Subsidiaries and any goods, services or facilities provided by Comcast or any of its Subsidiaries to the Company or any of its Subsidiaries will be charged to the Company or its Subsidiaries at no more than the actual cost incurred by Comcast or its Subsidiaries (excluding costs incurred by Comcast or its Subsidiaries for its or their own management salaries, corporate overhead, rent, leasehold or utilities expenses). Except as expressly provided for in the Management Agreement or the Programming Agreement or as provided in Section 10.03 or above in this Section 10.04 neither Comcast nor any of its Affiliates will be entitled to charge the Company for any services, facilities or support.

          10.05.  Comcast, CCCI and CalPERS Not Managers. Notwithstanding the
                  --------------------------------------
fact that Comcast is a party to this Agreement, the Management Agreement and the Programming Agreement and notwithstanding the fact that Comcast, CCCI and CalPERS have certain duties and obligations under this Agreement, (i) none of Comcast, CCCI and CalPERS is, and none shall be deemed to be, a "manager" of the Company within the meaning of the Delaware Act, (ii) Comcast is not and shall not be deemed to be a member of the Company, (iii) this Agreement does not constitute a partnership between Comcast and the Company or between Comcast and either Member and (iv) the provisions herein related to Comcast are included herein rather than in a separate agreement for convenience only; provided however, that nothing herein shall alter or relieve any of Comcast, CCCI or CalPERS of, its obligations hereunder, in such agreements and under the Guaranty Agreement and the Registration Rights Agreement.

                                  ARTICLE 11.

                 COVENANTS OF THE MEMBERS, COMCAST AND CALPERS

          11.01.  Best Efforts.  Subject to the terms and conditions of this
                  ------------
Agreement, CCCI, Comcast and CalPERS will each use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the MHI Acquisition, any other Cable Acquisition the Company determines to pursue and any transaction pursuant to Article 13 or 16). CCCI, Comcast and CalPERS each agree to execute and deliver such other documents, certificates and other writings and to take such other actions as may be reasonably necessary in order to consummate expeditiously the MHI Acquisition, any other Cable Acquisition that the Company determines to pursue and any transaction pursuant to Article 13 or 16. The obligations of any of Comcast, CCCI or CalPERS under this Section
11.01 shall terminate when such Person no longer owns a direct or indirect interest in the Company.

          11.02.  Confidentiality.  From the date hereof through the second
                  ---------------
anniversary of the first date on which it is no longer a Member, each Member and its Affiliates will hold, and will use their reasonable efforts to cause its and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, the "Agents") to hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning (i) in the case of CalPERS as the Member with obligations hereunder, any member of the Extended Comcast Group, and (ii) in the case of CCCI as the Member with obligations hereunder, any member of the Company Group, (as the case may be, the "Confidential Information") that is furnished to such Member, its Affiliates or Agents in connection with the Company, the Company Business or the transactions contemplated hereby and will use such information solely in connection with its membership in the Company; provided that "Confidential Information" shall not include, and no Member shall have any obligation with respect to, information (i) that has become public from a source other than such Member, its Affiliates or Agents, (ii) that has become available to such Member on a non-confidential basis from a source (A) that such Member has no reason to believe to be under an obligation of confidentiality and (B) other than the Company or its Subsidiaries or the other Member or its Affiliates or any of their respective representatives, (iii) that has been made available on a non-restricted basis to a third party by a member of the Extended Comcast Group, or any Affiliate of such member, and (iv) that has been developed by or on behalf of such Member independently of any disclosure from the Company or its Subsidiaries or the other Member or its Affiliates. A Member may in any event disclose Confidential Information to its Agents so long as such Agents are informed by such Member of the confidential nature of such information and such Agents agree to be bound by the confidentiality obligation of such Member; provided that in any event such Member will be responsible for any breach of this Section 11.02 by such Agents. Notwithstanding the foregoing, (i) no Member or its Affiliates or Agents shall be liable for any inadvertent disclosure of Confidential Information so long as such Person used the same degree of care in preventing unauthorized disclosure of Confidential Information that it employs in protecting its own confidential information in the ordinary course of its business, (ii) this Section 11.02 shall not affect the use or disclosure of Confidential Information by any Member or any of its Affiliates or Agents in connection with enforcing any rights or remedies under this Agreement, any agreement provided for herein, or in the Guaranty Agreement or the Registration Rights Agreement, and (iii) any Member or its Affiliates or Agents may use and disclose Confidential Information in connection with establishing the Value of Company Equity.

          11.03.  CalPERS Right of First Offer.  Subject to the last sentence
                  ----------------------------
of this Section 11.03, if any member of the

Comcast Group proposes to engage in any transaction other than a Special Approval Transaction during the period beginning on the date hereof and ending three years later (or at any earlier time that Comcast sells, transfers or otherwise disposes of its Interest), (i) for which such member intends to raise at least $50 million in cash through third party equity financing, (ii) which is not primarily related to activities or assets outside the United States and
(iii) with respect to which the Company does not have a Right of First Offer (an "Equity Transaction"), CalPERS will have a right of first offer to provide such equity financing in accordance with the terms of this Section 11.03. Comcast will provide written notice (the "Equity Notice") of the proposed transaction to CalPERS. The Equity Notice will set forth in reasonable detail the material terms and conditions of the proposed transaction, including a description of the terms and amount of equity to be provided by the third party (the "Equity"). CalPERS will have a reasonable period of time (taking into account the relevant facts, circumstances and exigencies) in which to decide whether to provide the Equity, which period of time will be set forth in the Equity Notice but will be subject to change if the relevant circumstances change (any such change will be conveyed to CalPERS promptly). Prior to the conclusion of such period of time (the "Election Period"), CalPERS may elect, by written notice to Comcast, to provide, and the relevant member of the Comcast Group will be obligated to accept, the Equity on the terms and conditions set forth in the Equity Notice. To the extent it is reasonably practicable to do so, Comcast shall arrange for the Election Period to be at least 15 Business Days. As promptly as practicable after receiving an Equity Notice (and in any Event within the Election Period), CalPERS will notify Comcast whether it elects to provide the Equity. If CalPERS elects not to provide the Equity or if, prior to the conclusion of the Election Period, CalPERS does not notify Comcast that it elects to provide the Equity, the member of the Comcast Group may obtain the Equity from one or more third parties on terms and conditions that in the aggregate are not materially more favorable to such third parties than those specified in the Equity Notice. If the member of the Comcast Group obtains the Equity from a third party, Comcast will promptly give written notice to CalPERS of the terms and conditions of the transaction in which such Equity was obtained and compare the same with the terms and conditions set forth in the Equity Notice given to CalPERS. At any time prior to the time it receives notice by CalPERS of its election to provide the Equity, Comcast may cancel an Equity Notice and CalPERS shall have no further rights with respect thereto; provided that the relevant member of the Comcast Group may not obtain the Equity referred to therein from third parties without again complying with the provisions of this Section 11.03. The rights of first offer described in this Section 11.03 will not apply to (i) any transaction in which the provider of the equity financing is an industrial operating company which is a participant or potential participant in the telecommunications industry, (ii) any public offering of equity securities or (iii) any offering or sale of securities to officers, directors or employees of any member of the Comcast Group.

          11.04.    Notices.  If at any time either member becomes aware of
                    -------
any condition or event that could reasonably be expected to give rise to any rights of the other Member under this Agreement (including, without limitation, the remedies set forth in Sections 14.01 and 14.02), the Member becoming aware of such condition or event shall promptly notify the other Member in writing (i) of such condition or event and (ii) the steps being taken to remedy or cure such condition or event, if such matter is capable of remedy or cure.

          11.05.    Comcast Information.  Comcast shall provide CalPERS with:
                    -------------------

          (a) Within ten (10) days after it has been filed with the SEC, a copy of (i) each annual report, quarterly report and current report, and each amendment thereto, (ii) each proxy statement and information statement, and
(iii) all other reports, registration statements, schedules and other documents filed by Comcast with the SEC under the Exchange Act and the Securities Act (except in the case of (i), (ii) or (iii), those filed on a confidential basis), in each case together with all exhibits;

          (b) Promptly upon publication, copies of all news releases and press releases issued by Comcast;

          (c) Promptly after the same are available, copies of all such proxy statements, financial statements and reports as Comcast shall send to its stockholders; and

          (d) With reasonable promptness, such other public information as CalPERS may reasonably request relating to the finances, properties, business and affairs of Comcast and its Subsidiaries that Comcast would, either as required under applicable law or in accordance with its ordinary practice, provide a Comcast stockholder.

                                  ARTICLE 12.
                              CLOSING CONDITIONS

          12.01.  Conditions to the Obligation of Each Member.  The obligation
                  -------------------------------------------
of each Member to consummate the Initial Closing is subject to the satisfaction of the following conditions:

          (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

          (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit consummation of the Initial Closing.

          12.02.    Conditions to the Obligation of CalPERS as to the Initial
                    ---------------------------------------------------------
Closing.  The obligation of CalPERS to make its Capital Contribution at the
- - - -------
Initial Closing is subject to the satisfaction of the following conditions at or prior to the Initial Closing:

          (a) The representations and warranties of Comcast and CCCI contained in Section 3.01 and the representations and warranties of Comcast in the Guaranty Agreement shall be true and correct in all material respects on the Initial Closing Date.

          (b) The Company, Comcast and CCCI shall have complied with and performed in all material respects all covenants and agreements contained in this Agreement to be complied with or performed by the Company, Comcast or CCCI, as the case may be, on or prior to the Initial Closing Date.

          (c) All conditions under the MHI Agreement to the obligations of Comcast to consummate the transactions contemplated by the MHI Agreements shall have been satisfied in all material respects.

          (d) Comcast shall have delivered to CalPERS a certificate dated the date of the Initial Closing signed by its Chairman, Vice Chairman, President or Senior Vice President and Treasurer, certifying to the satisfaction of the conditions specified in paragraphs (a), (b), (f), (g), (h) and (l) of this
Section 12.02.

          (e) CalPERS shall have received opinions of Davis Polk & Wardwell and other counsel to the Company, Comcast and CCCI, reasonably satisfactory to CalPERS, dated the Initial Closing Date, substantially in the forms set forth as Exhibits 12.02(e)(1), (2), (3) and (4) hereto.

          (f) There shall have been no Change in Control of Comcast and no decision shall have been made by Ralph J. Roberts to engage in a transaction that would result in a Change of Control.

          (g) None of the MHI Agreements or any schedule or exhibit thereto shall have been modified or amended in any material respect adverse to the Company, and Comcast shall not have knowingly waived any material condition or provision therein, in either case without having received CalPERS' written approval.

          (h) Since March 31, 1994 there shall have been no change that has had a Material Adverse Effect on the MHI Business, and since the Balance Sheet Date, except as disclosed in the Signing Date Documents, there shall have been no change that has had a Material Adverse Effect on Comcast, except in each case for:

               (i) any changes resulting from general economic, financial or market conditions;

              (ii) any changes required in order to comply with applicable legislation or regulations affecting U.S. cable television or cellular telephone operators generally, including but not limited to any adjustment in cable television subscriber rates implemented in a manner consistent with the rate regulations promulgated by the FCC under the Cable Act; and

             (iii) any technological changes applicable generally to the industry in which MHI or Comcast operates, as the case may be.

          (i) All federal, state and local governmental regulatory consents, approvals and authorizations required for the legal acquisition of MHI and BCI by the Company in accordance with the BCI Purchase Agreement and the MHI Purchase Agreement shall have been obtained without any conditions or reservations applicable thereto that has a Material Adverse Effect on the Company.

          (j) Comcast and CalPERS shall have entered into the Registration Rights Agreement.

          (k) CalPERS shall have approved the material terms of and documentation for the Initial Facility, which approval shall not be unreasonably withheld or delayed.

          (l) No Comcast Act of Misconduct or Event of Comcast Noncompliance shall have occurred and be continuing, it being agreed that for the purpose of this Section 12.02(l) whether or not a Comcast Act of Misconduct has occurred shall be determined without regard to any requirement herein that the same shall have had any Material Adverse Effect of any kind.

          (m) CalPERS shall have reasonably concluded that its ownership of the CalPERS' Interest and its payment of the Capital Contributions in connection with the Initial Closing do not conflict with any law, rule, regulation or administrative or judicial order or decree applicable to CalPERS.

          (n)  CalPERS shall have received the following:

               (i) Copies of resolutions of the respective boards of directors of Comcast and CCCI, certified by the secretary of the applicable corporation, authorizing and approving the execution, delivery and performance of this Agreement, and in the case of Comcast, the Registration Rights Agreement, the Guaranty Agreement, the Management Agreement and the Programming Agreement, as appropriate, and all other documents and instruments to be delivered pursuant hereto and thereto;

              (ii) Certificates of incumbency executed by the secretary of Comcast and CCCI certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraph (i) above.

             (iii) Such additional documentation as CalPERS or its special counsel, Paul, Hastings, Janofsky & Walker, may reasonably request relating to the existence of Comcast, CCCI and the Company, to the authority of Comcast or CCCI, as the case may be, for this Agreement the MHI Agreements, the Registration Rights Agreement, the Guaranty Agreement, the Management Agreement and the Programming Agreement and (to the extent reasonably available) to the satisfaction of the conditions set forth in this Section 12.02, all in form and substance reasonably satisfactory to CalPERS.

          12.03.  Concurrent Condition to CalPERS Obligation at Initial Closing.
                  -------------------------------------------------------------
Concurrently with CalPERS' Capital Contribution at the Initial Closing, the following conditions shall be satisfied.

          (a) The Closing shall have occurred under the BCI Purchase Agreement and the MHI Purchase Agreement.

          (b) The conditions set forth in Section 2.02 (other than Section 2.01(c)) and 2.02 of the Initial Facility shall have been satisfied with respect to the initial Loans (as defined in the Initial Facility), except for such conditions shall have been waived by the Required Banks (as defined in the Initial Facility).

          12.04.  Conditions to the Obligation of CCCI.  The obligation of CCCI
                  ------------------------------------
to make its Initial Capital Contribution at the Initial Closing is subject to the satisfaction of the following conditions:

          (a)  The representations and warranties of CalPERS contained in
Section 3.02 shall be true in all material respects on the Initial Closing Date.

          (b) CalPERS shall have complied with and performed in all material respects all covenants and agreements contained in this Agreement to be complied with or performed by CalPERS on or prior to the Initial Closing Date.

          (c) CCCI shall have received an opinion of counsel to CalPERS reasonably satisfactory to CCCI, dated the Initial Closing Date substantially in the form set forth as Exhibits 12.04(c)(1) and (2).

          (d) CCCI shall have received all documents it may reasonably request relating to the existence of CalPERS and the authority of CalPERS for this Agreement, all in form and substance reasonably satisfactory to CCCI.

          (e) All conditions under the MHI Agreements to the obligations of Comcast to consummate the transactions contemplated by the MHI Agreements shall have been satisfied in all material respects.

                                  ARTICLE 13.

                           DISPOSITIONS OF INTERESTS

          13.01.  General.  (a)  No Member may sell, transfer, grant a security
                  -------
interest in or pledge (collectively, "Transfer") all or any part of its Interest without the consent of the other Member, except pursuant to the exercise of CalPERS Put, the CCCI Call, the Sale Option or the Alternative Call. At all times the Comcast Cable Parent shall either (i) directly own CCCI's Interest or (ii) have, directly or indirectly (through an unbroken chain of wholly-owned Subsidiaries), record and beneficial ownership of and full power to vote all of the issued and outstanding capital stock and other Equity Securities of any Subsidiary of the Comcast Cable Parent that holds CCCI's Interest.

          (b) CalPERS consents to the transfer by CCCI of its Interest as set forth in this paragraph (b). Within 180 days of the date hereof, CCCI may, in its sole discretion, effect a single transfer or assignment of CCCI's Interest to a newly-formed direct or indirect wholly-owned Subsidiary of CCCI ("Newsub") that upon such transfer or assignment shall have no asset or liability other than its Interest in the Company. Immediately prior to such transfer or assignment, Newsub will execute a counterpart to this Agreement, mutatis mutandis, with Newsub replacing CCCI wherever CCCI appears herein, other than in the definition of "Comcast Cable Parent" and in this

Section 13.01(b). Upon such execution, Newsub shall be admitted as a member of the Company without the need for the consent of any Member and CCCI will immediately thereafter resign as a member of the Company (and thereafter have no rights, duties or obligations as a Member). Notwithstanding anything in this Agreement to the contrary, upon such transfer or assignment, Newsub and CalPERS are hereby authorized to, and shall continue the business of the Company without dissolution.

          (c) Any Transfer of an Interest which is not made in compliance with the provisions of this Agreement shall be void, and the Company shall not recognize any such Transfer. Notwithstanding anything else contained herein, no Transfer shall be made except in compliance with applicable law, including the Securities Act.

          13.02.  CalPERS Put.  (a)  At any time after the seventh (7th)
                  -----------
anniversary hereof or as provided in Sections 9.01(a)(i), 9.01(a)(iii) or 14.02, CalPERS may exercise an option (the "CalPERS Put") to require CCCI to purchase CalPERS' Interest, subject to subsection (b) below. To exercise the CalPERS Put, CalPERS shall deliver a written notice (the "Put Notice") to CCCI which shall contain an unconditional exercise of the CalPERS Put (the date of such delivery being the "Put Date"). Upon delivery of the Put Notice, the CCCI Call, the Alternative Call and the Sale

Option shall terminate and may not thereafter be exercised by either Member pursuant to any provision of this Agreement; provided, however, that if after the Put Date any member of the Comcast Group engages in Material Disabling Conduct, CalPERS will retain the right to exercise any of the remedies with respect thereto provided for in Section 14.01 and 14.02 without regard to having previously exercised the Put. As soon as practicable after delivery of the Put Notice, CCCI and CalPERS shall arrange for the determination of the Value of Company Equity as of the Put Date in the manner provided in Section 13.06.

          (b) At any time prior to the 30th day after the determination of the Value of Company Equity in the manner provided in Section 13.06 (the "Auction Election Period"), CCCI may elect by written notice (an "Auction Notice") delivered to CalPERS to conduct an auction sale for cash of the entire Company in accordance with the procedures set forth in Section 13.07. If at any time during the Auction Election Period any member of the Extended Comcast Group engages in Material Disabling Conduct, the Auction Election Period shall be suspended until the expiration of the period provided for CalPERS' election of a remedy pursuant to Section 14.01 or 14.02. In the event of a sale of the Company pursuant to an Auction Notice, the Value of Company Equity as of the Put Date shall be conclusively presumed to be equal to the net cash proceeds of such sale (the "Sale Proceeds") for purposes of calculating the Put Price, and any value determined pursuant to the appraisal process set forth in
Section 13.06 shall be disregarded. If CCCI does not deliver an Auction Notice to CalPERS during the Auction Election Period (or waives in writing its right to deliver such notice), for purposes of determining the Put Price, the Value of Company Equity as of the Put Date shall be conclusively presumed to be the value finally determined pursuant to the appraisal process set forth in Section 13.06.

          (c) The price to be paid for CalPERS' Interest pursuant to the CalPERS Put (the "Put Price") shall be the greater of (i) the Adjusted CalPERS Interest Value and (ii) the Stock Investment Value as of the Put Date (adjusted as provided in paragraph (j) below).

          (d) For purposes of calculating the Put Price, the term "CalPERS Interest Value" means an amount equal to the product of (x) 0.45 multiplied by
(y) the Value of Company Equity as of the Put Date, and the term "Adjusted CalPERS Interest Value" means the CalPERS Interest Value adjusted as follows:

               (i) if payment of the CalPERS Interest Value as the Put Price would, at the time of such payment, result in an IRR on CalPERS' Capital Contributions of less than 0%, then any "Special Deferred Charges" (as defined in the Management Agreement and the Programming Agreement) accrued to such date of payment shall be canceled to the extent necessary (but in no event to an amount less than zero) to cause such IRR to reach 0%, and the Adjusted CalPERS Interest Value shall be the CalPERS Interest Value calculated after giving effect to such cancellations;

               (ii) if payment of the CalPERS Interest Value as the Put Price would, at the time of such payment, result in an IRR on CalPERS' Capital Contributions of greater than or equal to 0% but less than or equal to 15%, then the Adjusted CalPERS Interest Value shall be the CalPERS Interest Value increased by an amount equal to 50% of the amount by which (x) the product of .55 multiplied by the Value of Company Equity as of the Put Date exceeds (y) CCCI's aggregate Capital Contributions (reduced by the amount of any distributions received by CCCI from the Company other than pursuant to Section 17.03), to the extent necessary (but in no event by an amount greater than 50% of such excess) to cause such IRR to reach 15%; or

               (iii) if payment of the CalPERS Interest Value as the Put Price would, at the time of such payment, result in an IRR on CalPERS' Capital Contributions of greater than 15%, then the Adjusted CalPERS Interest

     Value shall be the CalPERS Interest Value reduced by 50% of the amount by which (x) the CalPERS Interest Value exceeds (y) the amount that would be required, if paid as the Put Price, to achieve an annual IRR of 15% on CalPERS' Capital Contributions at the time of such payment.

The operation of the foregoing provisions and of the provisions of paragraphs
(f), (g) and (h) is illustrated in the examples attached as Exhibit 13.02 hereto.

          (e) The "Stock Investment Value" means, as of any date, the value on such date (calculated based on the Average Price of Comcast Stock on such date) of the portfolio of Comcast Stock (the "Hypothetical Portfolio") that CalPERS would have possessed if (i) each Capital Contribution by CalPERS had, rather than being contributed to the Company, been used to purchase Comcast Stock at the Average Price of Comcast Stock on the date of such contribution (without payment of any commission, fee or other charge) and (ii) at the time of each distribution by the Company to CalPERS (other than payments under Section 17.03) the Hypothetical Portfolio were reduced by the number of shares of Comcast Stock that could have been purchased with such distribution at the Average Price on the date of such distribution (without payment of any commission, fee or other charge).

          (f) The Hypothetical Portfolio shall be appropriately adjusted, and the Stock Investment Value shall appropriately account, for any (i) dividends paid or distributions made on Comcast Stock payable in Comcast Stock, (ii) subdivisions or splits of the outstanding Comcast Stock, (iii) combinations or reclassifications of the outstanding Comcast Stock into a smaller number of shares, (iv) issuance of any shares of Comcast capital stock in a reclassification of Comcast Stock or (v) merger in which Comcast is one of the constituent corporations. If at any time from the Initial Closing Date through the Put Date Comcast pays a dividend or makes a distribution of cash or property other than Comcast Stock (other than in a reclassification or merger as set forth in clauses (iii), (iv) and (v) of the preceding sentence), the Hypothetical Portfolio shall be increased as though such cash or the fair market value of such property, as determined by the Comcast Board in good faith, had been reinvested, on the date such dividend or distribution is paid or made, to purchase Comcast Stock at the Average Price of Comcast Stock on the date such dividend or distribution is paid or made (without payment of any commission, fee or other charge).

          (g) If on any date (the "Dilution Date") between the Initial Closing Date and the Put Date Comcast issues or sells shares of any class of Comcast common stock (other than in a Non-Dilutive Issuance) without consideration or for a consideration per share less than the Average Price of such class of common stock on the Dilution Date, the Hypothetical Portfolio shall be increased as of the Dilution Date by the number of shares of Comcast Stock that could have been purchased on the Dilution Date at the Designated Price (without the payment of any commission, fee or other charge) for the amount obtained by multiplying:

               (i) the difference between (x) the Average Price on the Dilution Date of the class of common stock so issued or sold and (y) the per-share consideration, if any, received by Comcast upon such issuance or sale; by

              (ii) the number of shares of common stock so issued or sold; and by

             (iii) the fraction, the numerator of which is (x) the Stock Investment Value on the Dilution Date, and the denominator of which is (y) the aggregate for all classes of Comcast common stock of (1) the number of shares of such class of Comcast common stock issued and outstanding immediately after such dilutive issuance or sale multiplied by (2) the Average Price of such class of common stock on the Dilution Date.

As used herein, "Designated Price" means the Average Price of Comcast Stock as of the Dilution Date, minus a fraction:

          (i)  The numerator of which is the product of:

               (x) the difference between (1) the Average Price on the Dilution Date of the class of common stock so issued or sold and (2) the per-share consideration, if any, received by Comcast upon such issuance or sale; multiplied by

               (y) the number of shares of common stock so issued or sold; and by

               (z)  a fraction,

                    (A) the numerator of which is the number of shares of Comcast Stock issued and outstanding immediately after such dilutive issuance or sale multiplied by the Average Price of the Comcast Stock on the Dilution Date, and

                    (B) the denominator of which is the aggregate for all classes of Comcast common stock of (1) the number of shares of such class of Comcast common stock issued and outstanding immediately after such dilutive issuance or sale multiplied by
               (2) the Average Price of such class of common stock on the Dilution Date; and

         (ii) The denominator of which is the number of shares of Comcast Stock outstanding after the dilutive financing.

If any portion of the consideration to be received by Comcast is in a form other than cash, the fair market value of such noncash consideration, as determined in good faith by the Comcast Board, shall be utilized in the foregoing computation. For purposes of the foregoing computation, the consideration received by Comcast upon any issuance or sale requiring adjustment of the Hypothetical Portfolio pursuant to this paragraph (g) shall be deemed to be the actual consideration so received plus the amount of any underwriting discounts, agent's fees, brokerage commissions, financial advisory fees or similar cost paid by Comcast in respect of such issuance or sale, but only to the extent such discounts, fees, commissions and costs are at the time customary for such a transaction. In addition, for purposes of the foregoing computation, the number of issued and outstanding shares of Comcast Stock at any time shall be deemed to be the number of such shares actually issued and outstanding (or otherwise deemed to be issued and outstanding pursuant to paragraph (h)) at such time plus the number of shares of Comcast Stock comprising the Hypothetical Portfolio at such time. Within thirty (30) days after any adjustment of the Hypothetical Portfolio as set forth in this paragraph (g) (including such adjustment pursuant to paragraph
(h)), the Chief Financial Officer of CCCI shall provide CalPERS with a certificate setting forth in reasonable detail the circumstances giving rise to, and the effect of, such adjustment.

          (h) If on any date (the "Convertible Dilution Date") between the date hereof and the Put Date Comcast issues rights, options or warrants entitling the holders thereof to subscribe for or purchase shares of any class of Comcast common stock (or securities convertible into any class of Comcast common stock) or shall issue convertible securities (in any event, other than in a Non-Dilutive Issuance), and the price per share of such class of Comcast common stock (such stock, herein the "Conversion Stock") of such rights, options, warrants or convertible securities (including, (x) in the case of rights, options or warrants, the price at which they may be exercised and (y) in the case of convertible securities, the fair market value of any non-cash consideration provided by the purchaser of such convertible security, including the acceptance of a below-market interest rate) is less than the Average Price of the Conversion Stock on the date of such issuance, (i) the Hypothetical Portfolio shall be adjusted pursuant to paragraph (g) as though the maximum number of shares of Conversion Stock issuable upon exercise of such rights, options or warrants or upon conversion of such convertible securities had been issued as of the Convertible Dilution Date for an aggregate consideration equal to the aggregate consideration paid for such rights, options, warrants or convertible securities and the aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Conversion Stock (including for this purpose the value of any non-cash consideration, as described above) and (ii) for purposes of any subsequent adjustment of the Hypothetical Portfolio pursuant to paragraph
(g) (including an adjustment pursuant to this paragraph (h)), such maximum number of shares of Conversion Stock shall be deemed to have been issued and outstanding as of the Convertible Dilution Date. In the event that any such rights, options or warrants expire unexercised, or in the event of a change in the number of shares of Conversion Stock to which the holders of such rights, options, warrants or convertible securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in paragraph (g) and this paragraph (h) or otherwise customary for the relevant instrument), the Hypothetical Portfolio and the number of shares of Conversion Stock deemed to be issued and outstanding shall again be adjusted as of the Convertible Dilution Date to be the number of shares of Comcast Stock that would have comprised the Hypothetical Portfolio and the number of shares of Conversion Stock that would have been deemed to have been issued and outstanding, respectively, if such rights, options, warrants or convertible securities had not been issued, in the former event, or if such holders had initially been entitled to such changed number of shares of Comcast common stock, in the latter event.

          (i) Notwithstanding the provisions of paragraphs (g) and (h), none of the following (each a "Non-Dilutive Issuance") shall give rise to any adjustment pursuant to paragraph (g) or (h):

               (i) the issuance of Comcast common stock pursuant to any employee stock option plan, employee restricted stock plan, dividend reinvestment plan or other similar plan adopted by the Comcast Board in good faith;

               (ii) the issuance or sale of Comcast common stock in an underwritten public offering if (x) the price at which such common stock is offered to the public is not less than (1) the Closing Price of such common stock on the trading day such offering price was determined minus (2) a customary public offering discount and (y) such offering does not require Comcast to pay underwriting discounts greater than customary for such a transaction at such time;

             (iii) the issuance of Comcast common stock upon the exercise of rights, options or warrants or upon the conversion of convertible securities;

              (iv) the issuance of Comcast Stock to CalPERS pursuant to any provision of the Agreement;

               (v) the issuance of any security in connection with the acquisition by Comcast or any Subsidiary of Comcast of any Person, property or asset, if the Comcast Board determines in good faith that such Comcast common stock has been issued at market value; or

               (vi) to the extent the existing holders of Comcast Stock receive pro rata treatment in respect of the distribution, the distribution to existing holders of one or more classes of Comcast common stock of (x) Comcast common stock, (y) rights, options, or warrants entitling the holders thereof to subscribe for or purchase shares of Comcast common stock or (z) any security convertible into Comcast common stock (including, without limitation, in connection with a shareholder rights plan).

          (j) Notwithstanding any of the foregoing, the Stock Investment Value on the Put Date shall be reduced, if and to the extent necessary, so that if the Stock Investment Value were paid as the Put Price such payment would not, at the time made, result in an IRR on CalPERS' Capital Contributions in excess of 15%.

          (k) If CCCI does not deliver an Auction Notice to CalPERS prior to the termination of the Auction Election

Period (or if CCCI waives in writing its right to deliver such a notice) then as promptly as possible after the termination of such period (or the date of such waiver), CCCI shall purchase from CalPERS and CalPERS shall sell to CCCI CalPERS' Interest. The Members agree to use their best efforts both to satisfy all applicable regulatory requirements, including obtaining all regulatory approvals, and to obtain all third party approvals necessary to consummate such purchase and sale as promptly as practicable. Such purchase and sale shall be consummated as promptly as possible, but in any event no later than the later of
(i) 90 days after the termination of the Auction Election Period or the date of such waiver (or 30 days after such termination or such date of waiver if CCCI pays the Put Price primarily in Comcast Stock) and (ii) five Business Days after the receipt of all necessary regulatory and third party approvals. Such purchase and sale pursuant to the CalPERS Put shall be consummated at a closing at the offices of the Company (the "Put Closing"). At the Put Closing (i) CCCI shall pay CalPERS the Put Price either (x) in cash, by wire transfer of immediately available funds, (y) by delivery of Comcast Stock (valued on the basis of the Average Price on the date of such closing) or (z) by any combination thereof (the form of consideration being determined by CCCI in its sole discretion; provided, however, that no portion of the Put Price may be paid in Comcast Stock if there is a Market Float

Deficiency Condition at the time the value of Company Equity is finally determined as set forth in paragraph (b) hereof) and (ii) CalPERS shall deliver to CCCI good and valid title to the CalPERS Interest free and clear of any lien or encumbrance and without any further representation, warranty, indemnity or other assurance. Funds shall be wire transferred to CalPERS as provided in
Section 17.14.

          (l) If CCCI delivers an Auction Notice during the Auction Election Period then at the closing of the sale pursuant to Section 13.07, (i) each of CCCI and CalPERS shall deliver to the purchaser good and valid title to its Interest free and clear of any lien or encumbrance and without any further representation, warranty, indemnity or other assurance (other than those with respect to which the purchaser's only recourse is to an escrow of a portion of the purchase consideration), (ii) CalPERS shall receive an amount of the Sale Proceeds equal to the Put Price, provided that if the Sale Proceeds are insufficient to pay the Put Price, CCCI shall deliver to CalPERS at such closing both the entire Sale Proceeds and an amount equal to such deficiency, such amount to be paid either (x) in cash by wire transfer of immediately available funds, (y) by delivery of Comcast Stock (valued on the basis of the Average Price on the date of such closing), or (z) by any combination thereof (the form of consideration being determined by CCCI in its sole discretion; provided, however, that no portion of the Put Price may be paid in Comcast Stock if there is a Market Float Deficiency Condition at the time the Value of Company Equity is finally determined as set forth in paragraph (b) hereof), and (iii) CCCI will receive the remaining Sale Proceeds, if any. The parties acknowledge that the Put Price could exceed the amount of the Sale Proceeds only if (a) the Stock Investment Value is the Put Price and (b) the Sale Proceeds are insufficient to pay the Stock Investment Value. Funds shall be wire transferred to CalPERS as provided in Section 17.14.

          13.03.  CCCI Call.  (a)  During the Call Exercise Period, and at no
                  ---------
other time notwithstanding the circumstances, CCCI may exercise an option (the "CCCI Call") to require CalPERS to sell CalPERS' Interest to CCCI. To exercise the CCCI Call, CCCI shall deliver a written notice (the "CCCI Call Notice") to CalPERS which shall contain an unconditional exercise of the CCCI Call (the date of such delivery being the "Call Date"). Upon delivery of the CCCI Call Notice, the CalPERS Put, the Alternative Call and the Sale Option shall terminate and may not thereafter be exercised by either Member pursuant to any provision of this Agreement. As soon as practicable thereafter CCCI and CalPERS shall arrange for the determination of the Value of Company Equity as of the Call Date in the manner provided in Section

13.06, and such determination shall be final for purposes of calculating the Call Price.

          (b) The price to be paid for CalPERS' Interest pursuant to the CCCI Call (the "Call Price") shall be the lesser of (i) the amount that would have constituted the Put Price had CalPERS exercised the Put on the Call Date (but without CCCI having the right to effect a sale of the Company pursuant to
Section 13.02(b)) and (ii) 80% of the product of (x) 0.45 multiplied by (y) the Value of Company Equity as of the Call Date.

          (c) As promptly as possible after the date of the final determination of the Call Price, CCCI shall purchase from CalPERS and CalPERS shall sell to CCCI CalPERS' Interest. The Members agree to use their best efforts both to satisfy all applicable regulatory requirements, including obtaining all regulatory approvals, and to obtain all necessary third party approvals necessary to consummate such purchase and sale as promptly as practicable. Such purchase and sale shall be consummated as promptly as possible, but in any event no later than the later of (i) 90 days after final determination of the Call Price (or 30 days after such final determination if CCCI pays the Call Price primarily in Comcast Stock) and (ii) five Business Days after the receipt of all necessary regulatory and third party approvals. Such purchase and sale of CalPERS' Interest shall be consummated at a closing at the offices of the Company (the "Call Closing"). At the Call Closing (i) CCCI shall pay to CalPERS the Call Price either (x) in cash by wire transfer of immediately available funds, (y) by delivery of Comcast Stock (valued on the basis of the Average Price on the date of such closing), or (z) by any combination thereof (the form of consideration being determined by CCCI in its sole discretion; provided, however, that no portion of the Call Price may be paid in Comcast Stock there is a Market Float Deficiency Condition at the time the Value of Company Equity is finally determined as set forth in paragraph (a) hereof) and
(ii) CalPERS shall deliver to CCCI good and valid title to the CalPERS Interest free and clear of any lien or encumbrance and without any further representation, warranty, indemnity or other assurance. Funds shall be wire transferred to CalPERS as provided in Section 17.14.

          13.04.  Alternative Call.  (a)  Any time after the tenth (10th)
                  ----------------
anniversary hereof, either Member (the "Calling Member") may exercise an option (the "Alternative Call") to require the other Member (the "Selling Member") to sell its Interest to the Calling Member. To exercise the Alternative Call the Calling Member shall deliver a written notice to the Selling Member (the "Alternative Call Exercise Notice") which shall contain an unconditional exercise of the Alternative Call (the date of such delivery being the "Alternative Call Date"). Upon such delivery, the CalPERS Put and the Sale

Option shall terminate and may not thereafter be exercised by either Member pursuant to any provision of this Agreement, and the Alternative Call shall terminate as to the Selling Member and may not thereafter be exercised by such Member; provided, however, that if after the Alternative Call Date a member of the Extended Comcast Group engages in Material Disabling Conduct, (i) CalPERS will retain the right to exercise any of the remedies with respect thereto provided for in Sections 14.01 and 14.02 without regard to the prior exercise of the Alternative Call, (ii) the prior exercise of the Alternative Call shall be suspended until the expiration of the applicable period provided for the election by CalPERS of a remedy pursuant to Section 14.01 or Section 14.02 and
(iii) if CalPERS validly elects such a remedy, the prior exercise of the Alternative Call shall be of no further effect. As soon as practicable after delivery of an Alternative Call Exercise Notice, CCCI and CalPERS shall arrange for the determination of the Value of Company Equity as of the Alternative Call Date in the manner provided in Section 13.06, and such final determination shall be final for purposes of calculating the Alternative Call Price.

          (b) The price to be paid for the Selling Member's Interest pursuant to the Alternative Call (the "Alternative Call Price") shall be the product of
(x) the Selling Member's

Percentage Interest multiplied by (y) the Value of Company Equity as of the Alternative Call Date.

          (c) The purchase and sale of the Selling Member's Interest pursuant to the Alternative Call shall be consummated at a closing at the offices of the Company as promptly as possible following final determination of the Value of Company Equity; provided that such closing may be held at such other time and
                --------
place as the parties to the transaction may agree. The Members agree to use their best efforts both to satisfy all applicable regulatory requirements, including obtaining all regulatory approvals, and to obtain all necessary third party approvals necessary to consummate such purchase and sale as promptly as practicable. Such purchase and sale shall be consummated as promptly as possible, but in any event no later than the later of (i) 90 days after final determination of the Value of Company Equity as of the Alternative Call Date and
(ii) five Business Days after the receipt of all necessary regulatory and third party approvals. At such closing, (i) the Calling Member shall pay to the Selling Member the Alternative Call Price in cash by wire transfer of immediately available funds, and (ii) the Selling Member shall deliver to the Calling Member good and valid title to the Selling Member's Interest free and clear of any lien or encumbrance and without any further representation, warranty, indemnity or other assurance. If CalPERS is the Selling Member, funds shall be wire transferred to CalPERS to its account as provided in Section 17.14.

          13.05.  Sale Option. At any time after the tenth (10th) anniversary
                  -----------
hereof, if neither Member has exercised the Alternative Call, or as provided in
Section 14.01 or 14.02, either Member may exercise an option (the "Sale Option") to require the entire Company to be sold in accordance with the procedures set forth in Section 13.07. To exercise the Sale Option, the Member exercising the Sale Option shall deliver a written notice (the "Sale Option Notice") to the other Member which shall contain an unconditional exercise of the Sale Option (the date of such delivery being the "Sale Option Date"). Upon such delivery the CalPERS Put shall terminate and may not thereafter be exercised. If the Sale Option is being exercised pursuant to Section 14.01 or 14.02, the Alternative Call shall terminate upon delivery of the Sale Option Notice and may not thereafter be exercised by either Member. If the Sale Option is not being exercised pursuant to Section 14.01 or 14.02, then for a period of sixty (60) days (the "Additional Alternative Call Period") following the Sale Option Date either Member may exercise the Alternative Call, and upon such exercise the Sale Option shall terminate (and may not thereafter be exercised by either member) and the Sale Option Notice shall be of no further effect. If by the end of the Additional Alternative Call Period neither Member has exercised the Alternative Call, the Alternative Call shall terminate and may not thereafter be exercised by either Member. Upon termination of the Alternative Call, CCCI shall promptly commence the sale of the Company in accordance with the procedures set forth in Section 13.07. Upon and after the closing of the sale of the Company, each Member shall receive (x) such Member's Percentage Interest multiplied by (y) the net proceeds of such sale (when and as received) after deduction of all expenses relating thereto, and no Member shall be required to give any representation, warranty, indemnity or other assurance to the purchaser of the Company (other than those with respect to which the purchaser's only recourse is to an escrow of a portion of the purchase consideration). Funds shall be wire transferred to CalPERS as provided in
Section 17.14.

          13.06.  Determination of Appraised Value.  (a) If the Value of Company
                  --------------------------------
Equity is to be determined as of any date (the "Valuation Date") pursuant to any provision of this Agreement, CCCI will designate a cable television system appraiser of recognized national standing (the "CCCI Appraiser") and CalPERS will designate a second cable television system appraiser of recognized national standing (the "CalPERS Appraiser"), in each case to determine the Value of Company Equity. If the Value of Company Equity is to be determined upon exercise of the CalPERS Put or upon the exercise of the Alternative Call by CalPERS, CalPERS shall have the first in time right to designate an appraiser, which appraiser shall serve as the CalPERS Appraiser, and CCCI shall have the second in time right to designate an appraiser, which appraiser shall serve as the CCCI Appraiser. If the Value of Company Equity is to be determined upon exercise of the CCCI Call or upon the exercise of the Alternative Call by CCCI, the order of designation shall be reversed. The Appraisers shall enter into appropriate and reasonable confidentiality agreements with the Company in a form approved by both Members.

          (b) In establishing the Value of Company Equity, the Appraisers shall consider the Company and its Subsidiaries on a consolidated basis. The "Value of Company Equity" shall be the greater of:

               (i) the aggregate hypothetical market value as of the Valuation Date of all outstanding Interests assuming that (1) all such Interests were of a single class of common stock, with no CalPERS Put, CCCI Call, Alternative Call, Sale Option or similar rights applicable thereto, (2) such common stock were publicly tradeable, (3) a regular and active market existed for such common stock on an established securities exchange or the NASDAQ/NMS, whichever market would provide the greater liquidity and value for such common stock, (4) the Management Agreement and Programming Agreement were terminated as of the Valuation Date, (5) the Company and its Subsidiaries have no less than the same quality management as has been provided to the Company and its Subsidiaries by Comcast and its Affiliates and such management was compensated at market rates then prevailing for the management to be provided, (6) the Company has the same programming as was being furnished by Comcast and its Affiliates at market prices then prevailing for the programming to be furnished, (7) at the Valuation Date, the Company and its Subsidiaries did not have any cash or cash equivalents in excess of reasonable working capital requirements, (8) at the Valuation Date, the Company and its Subsidiaries did not have any Debt in excess of reasonable working capital facilities and did not have any liability for Special Deferred Charges, and (9) the adjustments hereafter described were made; in arriving at the aggregate hypothetical market value of all outstanding Interests, the appraisers shall first arrive at a value taking into account all of the assumptions described in clauses (1) through (8) (herein, the "tentative value"), and the aggregate hypothetical market value of all outstanding Interests shall be equal to the tentative value (i) increased by all cash and cash equivalents of the Company and its Subsidiaries on the Valuation Date in excess of reasonable working capital requirements, and (ii) reduced by all Debt of the Company and its Subsidiaries on the Valuation Date in excess of reasonable working capital facilities and all Special Deferred Charges; and

              (ii) the private market price as of the Valuation Date that an unrelated willing third party would pay in cash in an arm's-length transaction for all outstanding Interests, assuming that (1) the purchaser was in possession of all material information specifically concerning the Company and its Subsidiaries (and not the telecommunication industry or the market for telecommunications services in general) known by Comcast and its Affiliates and was a knowledgeable participant in the telecommunications industry, (2) there were no CalPERS Put, CCCI Call, Alternative Call, Sale Option or similar rights applicable thereto, (3) the Members are willing sellers and the Company is being sold in the manner set forth in Section
     13.07 (but the hypothetical costs of such sale will not be deducted for purposes of calculating private market value hereunder), (4) the Management Agreement and Programming Agreement were terminated as of the Valuation Date, (5) the purchaser will be able to provide no less than the same quality management as has been provided to the Company and its

     Subsidiaries by Comcast and its Affiliates and such management was compensated at market rates then prevailing for the management to be provided, (6) the purchaser will be able to obtain at least the same programming as was being furnished by Comcast and its Affiliates at market prices then prevailing for the programming to be furnished, (7) at the Valuation Date, the Company and its Subsidiaries did not have any cash or cash equivalents in excess of reasonable working capital requirements, (8) at the Valuation Date, the Company and its Subsidiaries did not have any Debt in excess of reasonable working capital facilities and did not have any liability for Special Deferred Charges, and (9) the adjustments hereafter described were made; in arriving at the private market price, the appraisers shall first arrive at a value taking into account all of the assumptions described in clauses (1) through (8) (herein, the "tentative private market price") and the private market price shall be equal to the tentative private market price (i) increased by all cash equivalents of the Company and its Subsidiaries on the Valuation Date in excess of reasonable working capital requirements, and (ii) reduced by all Debt of the Company and its Subsidiaries on the Valuation Date in excess of reasonable working capital facilities and all Special Deferred Charges.

          (c)(i) Without in any way limiting any other obligation either Member or the Company has to provide information to any Member or any Member's access thereto under this Agreement or otherwise, each Member shall have reasonable access to all books, records, financial statements, business plans, management, appraisals (whether by a Member, an Affiliate of a Member or by a third party), and other information relating to the Company and its Subsidiaries, their respective businesses and prospects and all other information relating to the Company and its Subsidiaries that are reasonably requested by either Member to assist in the appraisal procedures provided for in this Section 13.06; and each Member and its Control Affiliates shall promptly provide the other Member with such information as such other Member may reasonably request relating to the Company and its Subsidiaries including reasonable access to the Company's auditors and executives and personnel who have responsibility with respect to the management of the Company and its Subsidiaries; provided that nothing in this sub-paragraph (i) shall provide either Member with access to (A) the work papers or other information prepared by the Appraiser appointed by the other Member hereunder other than such Appraiser's final report, (B) material of the other Member or its Affiliates protected by the attorney-client privilege or work product doctrine and (C) material other than material held or prepared by the other Member's Proxy, at any time such other Member has appointed a Proxy as provided in Section 7.01(c) and not revoked such appointment, or (D) confidential reports prepared for use by the CalPERS Board or the Comcast Board, as the case may be.

               (ii) Each Member shall also provide the other and each Appraiser with all letters of intent (whether or not executed), formal and informal bona fide offers, expressions of interest, or similar communications or inquiries that such Member or any of its Controlled Affiliates or any Person acting on behalf of such Member or its Controlled Affiliates has prepared, delivered, received or solicited about a sale or purchase of all or any part of the Company or any of its Subsidiaries, information about all negotiations held by such Member, any of its Controlled Affiliates or any such Person with any broker, finder or potential purchaser for all or any part of the Company or any of its Subsidiaries, and any pending agreement for the sale of all or any part of the Company or any of its Subsidiaries. Each Appraiser shall be instructed to consider all of this information in arriving at such appraiser's determination of the Value of Company Equity.

             (iii) Comcast and CalPERS shall exchange with one another the information it or its Affiliates or representatives will provide to the Appraisers for the purpose of establishing the Value of Company Equity. Comcast and CalPERS shall have equal access to the Appraisers to provide the Appraisers with all information each deems pertinent to the Appraisers' determination.

          (d) Within 30 days after the first date (the "Initiation Date") by which both the CCCI Appraiser and the CalPERS Appraiser have been selected, the CCCI Appraiser and the CalPERS Appraiser will each determine its initial view as to the Value of Company Equity and consult with one another with respect thereto. By the 45th day after the Initiation Date, the CCCI Appraiser and the CalPERS Appraiser will each have determined its final view as to the Value of Company Equity. At that point, if the Higher Appraised Amount (as defined below) is not more than 110% of the Lower Appraised Amount (as defined below), the Value of Company Equity will be the average of those two amounts. Otherwise, the CCCI Appraiser and the CalPERS Appraiser will agree upon and jointly designate a third cable television system appraiser of recognized national standing (the "Mutually Designated Appraiser") to participate in the determination of the Value of Company Equity. The Mutually Designated Appraiser will, no later than the 75th day after the Initiation Date, determine its view as to the Value of Company Equity (the "Mutually Appraised Amount"), and the Value of Company Equity will be

(x) the Mutually Appraised Amount, if such amount falls within the range of values that is greater than one-third and less than two-thirds of the way between the Lower Appraised Amount and the Higher Appraised Amount, (y) the average of the Mutually Appraised Amount and the other Appraised Amount (Lower or Higher) that is closest to the Mutually Appraised Amount, if the Mutually Appraised Amount does not fall within that range but does fall between the Lower Appraised Amount and the Higher Appraised Amount and (z) the Appraised Amount (Lower or Higher) that is nearest to the Mutually Appraised Amount, if the Mutually Appraised Amount falls outside the range between the Higher and Lower Appraised Amounts.

          As used herein, "Lower Appraised Amount" means the lower of the respective final views of the CCCI Appraiser and the CalPERS Appraiser as to the Value of Company Equity, "Higher Appraised Amount" means the higher of such respective final views and "Appraiser" means any of the CalPERS Appraiser, the CCCI Appraiser and the Mutually Designated Appraiser. The reasonable fees and expenses of the Appraisers shall be paid for by the Company.

          13.07.  Sale of Company.  (a)  If either Member exercises a right
                  ---------------
under this Agreement to cause a sale of the Company, then CCCI will, as promptly as practicable following the exercise of such right, put the entire Company up for sale for cash to a Person that is not a Control Affiliate (or a

Person in which a Member or any of its Control Affiliates has an equity interest unless such interest is limited to direct or indirect ownership of no more than ten percent of a class of common stock of such Person that is traded or quoted on a national securities exchange or NASDAQ/NMS) of either Member, in a manner designed to achieve the highest reasonable value for both Members; provided that if CalPERS has exercised the Sale Option as a result of a Change in Control of Comcast or a Comcast Act of Misconduct or any Trigger Event specified in clause
(i) or (iv) of Section 14.02(b), then CalPERS rather than CCCI shall put up the Company for sale. The Members acknowledge that an auction sale is the most likely mechanism to achieve the highest reasonable value for both Members and agree that an auction sale will be effected unless the financial advisors of both Members in writing recommend an alternative method, in which event such alternative method shall be employed to sell the Company. The sale will be conducted by CCCI, with the advice of financial advisors and counsel selected by CCCI with the approval of CalPERS, which approval will not be unreasonably withheld; provided, however, that if CalPERS has exercised the Sale Option as a result of a Change in Control of Comcast or a Comcast Act of Misconduct or any Trigger Event specified in clause (i) or (iv) of Section 14.02(b), then CalPERS rather than CCCI shall put the Company up for sale and conduct the sale with financial advisors and counsel selected by CalPERS with the approval of CCCI, which approval will not be unreasonably withheld. The Member that is not conducting the sale shall also be entitled to select a financial advisor and counsel to assist it in the sale of the Company. The fees and expenses of the financial advisors and counsel of both Members shall be borne by the Company. The Member conducting the sale will effect the sale as promptly as practicable consistent with the objective of achieving highest reasonable value for the Members. CCCI and CalPERS will each fully cooperate in this process. Any sale of the Company pursuant to this Section would be subject to receipt of FCC and other necessary regulatory approvals and would be likely to require the consent of certain lenders under Debt of the Company or its Subsidiaries. Neither Member nor any of its Control Affiliates will take any action, including action involving any judicial, regulatory or legislative body, that is intended to delay or prevent, or could reasonably expected to have the effect of delaying or preventing, consummation of any transaction effected in accordance with this Section 13.07. At the closing of such sale, each Member will deliver to the purchaser good and valid title to its Interest free and clear of any lien or encumbrance and without any further representation, warranty, indemnity or other assurance (other than those with respect to which the purchaser's only recourse is to an escrow of a portion of the purchase consideration).

CalPERS' share of the cash proceeds shall be wire transferred to CalPERS as provided in Section 17.14.

          (b) If, in connection with any sale of the Company, indemnities are provided that survive the closing of such sale, unless the Members otherwise unanimously agree, the obligations with respect thereto shall be limited to a portion of the consideration to be received upon such sale that will be placed in an escrow account. Except as hereinafter provided, claims against the escrow account assets shall be allocated between the Members in proportion to the respective percentages of the escrowed amount each Member would receive if there were no claims against the escrow account. CCCI shall indemnify and hold CalPERS free and harmless against and in respect of any claim, action, demand, liability, expense (including, without limitation, reasonable fees and expenses of counsel), loss or damage suffered as a result of any claims made against CalPERS or CalPERS' interest in the assets in the escrow account if and to the extent that such claims arise out of Material Disabling Conduct by any member of the Extended Comcast Group. If, upon a sale of the Company, any of its Subsidiaries or any assets of the Company Group, any proceeds of such sale are placed into an escrow account, each Member shall be deemed to have received, as of the date such proceeds are placed into escrow, the amount of such proceeds such

Member would have received on such date had such proceeds not been placed into escrow.

          13.08.  Nominee Purchase.  In the event of a purchase and sale of
                  ----------------
either Member's Interest pursuant to the CalPERS Put, the CCCI Call or the Alternative Call, the Member purchasing such Interest may, in its sole discretion, (i) designate a wholly-owned Subsidiary of such Member to purchase the Interest, in which case the other Member shall, at the closing of such transaction, deliver its Interest to such Subsidiary or (ii) cause the Company to redeem such Interest, in which case the other Member shall, at the closing of such transaction deliver its Interest to the Company; provided, however, that the other Member shall not be obligated to transfer its Interest to the Company, directly or indirectly, if such Member in its sole discretion concludes that such transfer could result in a violation of Section 18-607 of the Delaware Act or other applicable law including, without limitation, any law prohibiting fraudulent transfers or conveyances. Any such nominee shall be admitted as a Member of the Company upon such nominee's execution of a counterpart to this Agreement. Immediately following such admission, the Member selling its Interest shall cease to be a Member of the Company. The Member purchasing such Interest and such Member's nominee are hereby authorized to continue the business of the Company without dissolution.

          13.09.  Limitation on Stock.  The number of shares of Comcast Stock
                  -------------------
that may be delivered to CalPERS pursuant to Section 13.02(k) or (l) or Section 13.03(c) shall not exceed 19.9% of the total number of shares of Comcast Stock outstanding (including for this purpose the total number of shares of Comcast Stock then issuable upon conversion of Comcast's then outstanding Class A Common Stock, par value $1.00 per share, and Class B Common Stock, par value $1.00 per share) immediately prior to the issuance of the shares pursuant to such Section. To the extent the number of shares delivered would exceed this limit, CCCI shall substitute cash for such excess. As a condition to CCCI's right to deliver Comcast Stock pursuant to Section 13.02(k) or (l) or Section 13.03(c), CCCI shall deliver to CalPERS a favorable opinion of Davis Polk & Wardwell or other firm reasonably acceptable to CalPERS in form and substance reasonably acceptable to CalPERS regarding the matters set forth in Section 3.01(m).

                                  ARTICLE 14.

                          NONCOMPLIANCE; EVENT RISKS

          14.01.  Noncompliance; Misconduct.  (a)  Upon the occurrence of any
                  -------------------------
Act of Misconduct or Event of Noncompliance, the Non-Adverse Member may in its sole discretion exercise (i) in the case of CalPERS as the Non-Adverse Member, the Sale Option or (ii) in the case of CCCI as the Non-Adverse Member, either the Sale Option or the Alternative Call.

          (b) The election of the remedy specified in Section 14.01(a) may be exercised as to any Act of Misconduct or Event of Noncompliance by delivery to the Adverse Member of a sale notice (herein, a "Sale Notice"), at any time from the occurrence of such Act of Misconduct or Event of Noncompliance until sixty
(60) days after the Non-Adverse Member receives from the Adverse Member a written notice (herein, a "Notice of Act or Event") that (x) unconditionally acknowledges that an Act of Misconduct or Event of Noncompliance has occurred and specifically identifies and describes in reasonable detail such Act of Misconduct or Event of Noncompliance including, without limitation, the specific facts giving rise thereto and the specific Section, paragraph and clause of this Agreement that describes such Act of Misconduct or Event of Noncompliance and
(y) sets forth the action that the Adverse Member is taking and proposes to take to remedy, cure, mitigate the effect of or otherwise deal with the same. The Sale Notice shall specifically identify the Act of Misconduct or Event of Noncompliance as to which the remedy specified in Section 14.01(a) is being exercised. Resort to any remedy specified in Section 14.01(a) shall not for any purpose be deemed a waiver of any other remedy available hereunder or under Applicable Law; provided that CalPERS may not elect to exercise the Sale Option
                --------
pursuant to Section 14.01(a) and also elect the remedy specified in Section 14.02(a)(i). The failure to elect a remedy available pursuant to Section 14.01(a) within the time period provided in the first sentence of this paragraph (b) shall constitute a waiver of the remedies provided in Section 14.01(a), but only with respect to the specific Act of Misconduct or Event of Noncompliance that is described in the apposite Notice of Act or Event as req uired by this Section 14.01(a).

          14.02.  Event Risk.  (a)  Upon and after either a Change in Control of
                  ----------
Comcast or the occurrence of any Trigger Event set forth in Section 14.02(b), CalPERS in its sole discretion may elect:

               (i) with respect to a Change of Control or any Trigger Event, to exercise the CalPERS Put;

              (ii)  with respect only to the Trigger Events set forth in clauses
     (i), (iii) and (iv) of Section 14.02(b), to exercise the Sale Option; or

             (iii)  with respect only to the Trigger Events set forth in clauses
     (i) and (iv) of Section 14.02(b) and the Trigger Event set forth in clause
     (v) thereof (but not if such Trigger Event set forth in clause (v) results from an event that constitutes a Change in Control of Comcast), cause the Company or one of its Subsidiaries, as the case may be, to terminate the Management Agreement and to enter into a substitute agreement with a Person of recognized standing as a manager of Cable Systems chosen by CalPERS in its reasonable discretion and containing such reasonable terms and conditions as are approved only by CalPERS in its reasonable discretion (which substitute agreement shall not require the approval of any other Member); provided that such termination of the
                                    --------
     Management Agreement may not occur prior to the effectiveness of such substitute agreement, and further provided that any such substitute
                               ------- --------
     agreement shall be reasonably designed to preserve the value of the Company. The Members agree that the substitute agreement shall be reasonably designed to preserve the value of the Company if the financial terms are arrived at in arms-length negotiations between CalPERS and the substitute manager. Comcast and the Company shall each cause their respective Subsidiaries, without charge by Comcast or any of its Subsidiaries to the Company or any of its Subsidiaries, (i) to enter into an instrument terminating the Management Agreement and in the case of the Company's Subsidiary to enter into the substitute management agreement, as and when required by this Agreement, (ii) to transfer to the substitute manager the books and records maintained by Comcast or any of its Subsidiaries for the Company and its Subsidiaries in connection with management of the Company under the Management Agreement, (iii) to provide the substitute manager with access to all other books and records, whether of Comcast or any of its Subsidiaries or the Company or any of its Subsidiaries to the extent necessary to enable the substitute manager to perform its duties including, without limitation, the evaluation of all charges of Comcast or any of its Affiliates to the Company or any of its Subsidiaries (provided that any information with respect to which Comcast or any of its Subsidiaries is under a duty of confidentiality to a third party, need not be disclosed to the substitute manager), (iv) to cooperate in all respects with and otherwise assist the substitute manager in the transfer of the management function to the substitute manager, and (v) to use their best efforts both to satisfy all applicable regulatory requirements, including obtaining all regulatory approvals, and to obtain all necessary third party approvals necessary to terminate the Management Agreement and enter into a substitute agreement with the Person selected by CalPERS. Comcast agrees that it and its Subsidiaries will use best efforts not to enter into agreements that could restrict CalPERS' access to information relating to the Company unless such confidentiality provisions are customary for agreements of the type, and if Comcast or one of its Subsidiaries does enter into any such non-customary confidentiality agreement relating to Company information Comcast will disclose the confidentiality provisions thereof to the Members. Subject to compliance with such regulatory requirements and the obtaining of all necessary third party approvals, such termination and substitution shall be consummated within five (5) Business Days after CalPERS notifies CCCI in writing that it is prepared to have the substitute agreement with the new manager entered into. Upon CalPERS' termination of the Management Agreement and substitution of a new manager pursuant to this clause (iii) and notwithstanding any other provision of this Agreement no member of the Comcast Group shall have any responsibility or liability for the acts or omissions of such new manager (other than solely as a result of CCCI's status as a Member of the Company) and no act or omission of the Company or its Subsidiaries (other than due solely to CCCI's exercise of its votes as a Member on Company matters) shall thereafter constitute a Comcast Act of Misconduct, Event of Comcast Noncompliance, Trigger Event or Disabling Conduct unless such act or omission (A) was occasioned by the management of the Company prior to such termination and (B) was not reasonably foreseeable at the time that CalPERS elected such termination or was not related to the act or omission that gave rise to CalPERS' right to elect such termination.

          (b) The occurrence of any one or more of the following shall constitute a "Trigger Event" for purposes of Section 14.02(a ):

               (i) any Bankruptcy Event involving Comcast or any Material Subsidiary;

              (ii) fifteen (15) out of any thirty (30) consecutive trading days at any time after the Initial Closing Date being Market Capitalization Deficiency Dates;

             (iii) any Default under any Material Debt or under any Debt of the Company Group with an unpaid principal or face amount in excess of $100 million;

              (iv) any Comcast Act of Misconduct or Event of Comcast Noncompliance; or

               (v)  any Subscriber Base Event.

          (c) To the fullest extent permitted by law, the remedy specified in clause (i) of Section 14.02(a) is exclusive so that selection of such remedy, if available, shall preclude selection of either of the remedies specified in clauses (ii) and (iii) thereof. The remedies specified in clauses (ii) and (iii) of Section 14.02(a) are not mutually exclusive, and selection of one, if available, does not preclude selection to the other, if available. The election of a remedy specified in Section 14.02(a) may be exercised by CalPERS by delivering to CCCI a CalPERS Put Notice, a Sale

Notice or a notice that CalPERS is electing to exercise its remedy under 14.02(a)(iii), as the case may be, at any time from the occurrence of any Change in Control or Trigger Event until sixty (60) days after CalPERS receives from CCCI a written notice (herein, a "Notice of Trigger Event or Change in Control") that (x) unconditionally acknowledges that such Trigger Event or Change of Control has occurred and specifically identifies and describes in reasonable detail such Trigger Event or Change in Control including, without limitation, the specific facts giving rise thereto and the specific Section, paragraph and clause of this Agreement that describes such Trigger Event or Change in Control and (y) sets forth the action that CCCI or Comcast is taking and proposes to take to remedy, cure, mitigate the effect of or otherwise deal with the same. Except as provided in the first sentence of this paragraph (c), the resort to any remedy pursuant to Section 14.02(a) shall not for any purpose be deemed a waiver of any other remedy available hereunder or under applicable law; provided
                                                                        --------
that CalPERS may not elect the remedy specified in clause (i) of Section 14.02(a) and also select or resort to the remedy specified in Section 14.01(a). The failure to elect a remedy within the time period provided in the third sentence of this paragraph (b) shall constitute a waiver of the remedies provided in Section 14.02(a), but only with respect to the specific Trigger Event or Change of Control that is described in the apposite Notice of Trigger Event or Change in Control required by this Section 14.02(b).

          (d) Upon and after any Change in Control of Comcast that occurs as a result of the merger of Comcast with another Person or the sale of all or substantially all of the assets of Comcast, (i) the Trigger Event set forth in
Section 14.02(b)(ii) shall cease to be a Trigger Event and its occurrence shall not give rise to any rights or remedies hereunder, (ii) the definitions of "Comcast Basic Subscribers" and "Subscriber Base Event" shall apply, mutatis
                                                                     -------
mutandis, with "Company Group and the group that comprised the Cable Group
- - - --------
immediately prior to the Change in Control of Comcast" replacing "Extended Comcast Group" therein, (iii) the determination of whether the Trigger Events set forth in either Section 14.02(b)(i) or (iii) has occurred shall be made by replacing Comcast with the Person that is the ultimate parent of CCCI immediately following the Change in Control of Comcast for purposes thereof and
(iv) any payment of the Put Price or the Call Price will be paid only in cash without regard to any earlier election of CCCI to deliver Comcast Stock. In the event that Comcast is sold in a merger, or sale of all or substantially all of its assets, for consideration, at least 50% of which is cash (x) any payment of the Put Price or the Call Price will be paid only in cash and (y) the Stock Investment Value shall be the amount that a holder of the

Hypothetical Portfolio would have obtained as a result of such sale for cash, with interest thereon from the date of such sale to the Put Date or the Call Date, as the case may be, at (A) if the sale is consummated prior to the seventh
(7th) anniversary of the date hereof, the sum of (1) the yield to maturity of United States Treasury obligations with the maturity date that is closest to the seventh (7th) anniversary of the date hereof plus (2) 200 basis points and (B) if the sale is consummated thereafter, the Prime Rate plus 200 basis points.

                                  ARTICLE 15.

                        EXCULPATION AND INDEMNIFICATION

          15.01.  Exculpation and Indemnification.  (a) Except as specifically
                  --------------------------------
set forth in this Agreement or in the case of its Disabling Conduct, no Covered Person shall be liable to the Company or any Member provided that such Covered Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal conduct, had no reasonable cause to believe such conduct was unlawful. In no event shall a Covered Person be liable to the Company or any Member for simple negligence.

          (b) Except in the case of a Covered Person's Disabling Conduct, and provided that such Covered Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Person's conduct was unlawful, each Covered Person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (x) by reason of the fact that such Person is or was a Covered Person, and (y) related to the business or activities of the Company, (a "Covered Claim") shall be indemnified and held harmless by the Company to the fullest extent permitted by the laws of the State of Delaware; provided that a Covered Person shall be entitled to indemnification in respect of (i) a derivative action brought against a Covered Person by or in the right of the Company, or (ii) an action brought against a Covered Person by a party hereto or an Affiliate of a party hereto, only if such Covered Person prevails in such action. To the fullest extent permitted by law, expenses (including any reasonable attorney's fees), incurred by a Covered Person in defending any Covered Claim (other than a derivative claim brought against a Covered Person by or in the right of the Company) shall, from time to time, be advanced by the Company prior to the final disposition of such Covered Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified as authorized in this Section 15.01. The Company shall advance expenses pursuant to the preceding sentence for the settlement or compromise of a Covered Claim only if one of the Members provides or guarantees the undertaking called for in the preceding sentence upon terms reasonably satisfactory to the other Member. Before seeking indemnification from the Company, any Covered Person shall use its reasonable efforts to obtain payment of any claim or expense indemnifiable pursuant to this paragraph (b) from the insurance, if any, maintained by Comcast on behalf of such Covered Person pursuant to Section 10.03 or by the Company pursuant to paragraph (e) hereof. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Person's conduct was unlawful.

          (c) The determination of whether a Covered Person shall be entitled to indemnification by the Company as provided in the foregoing paragraph (b) shall be made by (i) a final decision of a court of competent jurisdiction, (ii) unanimous agreement of the Members or (iii) opinion of impartial legal counsel reasonably satisfactory to both Members.

          (d) The Company may, by unanimous action of the Members, provide indemnification to such other employees and agents of the Company or other persons who are or were serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as the Members shall determine to be appropriate.

          (e) The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was a Covered Person against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the laws of the State of Delaware. Except as provided in Section 10.03, the Company shall not purchase officers and directors insurance without the unanimous approval of both Members.

          (f) Except as otherwise provided by applicable law, the rights and authority conferred in this Section shall be exclusive of any other right which any Person may otherwise have or hereafter acquire from the Company or its Subsidiaries with respect to the matters covered hereby.

          (g) Neither the amendment of this Section, nor, to the fullest extent permitted by the laws of the State of Delaware, any modification of law, shall eliminate or reduce the effect of this Section in respect of any acts or omissions occurring prior to such amendment or modification.

          (h) The Company shall indemnify Comcast for any loss, claim, liability, damage or expense Comcast may suffer in respect of (i) any guaranty or indemnity Comcast may provide, or any assumption it may undertake, in respect of any obligation of the Company or any of its Subsidiaries, including, without limitation, any guaranty, indemnity or assumption pursuant to Section 6.5 of the MHI Purchase Agreement or (ii) any failure by the Company or any of its Subsidiaries to perform its obligations under the Assignment and Assumption Agreement after the Initial Closing.

                                  ARTICLE 16.

                   TERMINATION, DISSOLUTION AND LIQUIDATION

          16.01.  Term.  The term of the Company shall continue until dissolved
                  ----
pursuant to this Article.

          16.02.  Liquidating Events.  The Company shall dissolve and commence
                  ------------------
winding up upon the first to occur of any of the following events (each a "Liquidating Event"):

          (a) the resignation, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company, provided,
                       --------
the Company shall not be dissolved or required to be wound up in connection with any of the events specified in this clause (a) if (i) at the time of the occurrence of such event there are at least two remaining Members who are hereby authorized to and do carry on the business of the Company without dissolution, or (ii) within ninety (90) days after the occurrence of such event, the remaining Member agrees in writing to continue the business of the Company and to the appointment, effective as of the date of such event, of one or more additional Members of the Company;

          (b)  the sale of all or substantially all of the Company's assets;

          (c) the unanimous vote of the Members to dissolve, wind up and liquidate the Company;

          (d) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Delaware Act;

          (e) the Initial Closing not having occurred on or before March 31, 1995 (in which event any and all obligations of the Members to make Capital Contributions shall immediately terminate) or the MHI Acquisition having been consummated by a Person other than a member of the Company Group (in which event
(i) any Member of the Company Group that has entered into any contract or agreement with respect to a Cable Acquisition shall immediately assign such contract or agreement to Comcast, (ii) Comcast shall assume the obligations thereunder, (iii) Comcast shall indemnify the Company for any losses or expenses arising out of or related to such contract and (iv) any and all obligations of either Member to make Capital Contributions shall immediately terminate); or

          (f)  the fifteenth (15th) anniversary of the date of this Agreement.

          16.03.  Winding Up.  Upon the occurrence of a Liquidating Event, the
                  ----------
Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying or making reasonable provision for the satisfaction of the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement (other than those contained in Sections 9.02 through 9.04 and Sections 11.03 and 11.04 and other than the CalPERS Put, the MHCP Call and the Alternative Call), shall continue to be fully binding upon the Members until such time as the assets or property or the proceeds from the sale thereof have been distributed pursuant to this Article 16 and the Company has terminated by the filing of a Certificate of Cancellation of the Certificate of Formation of the Company with the Secretary of State of the State of

Delaware. Subject to the provisions of Section 13.07, the Members shall be responsible for overseeing the winding up and dissolution of the Company. Subject to the provisions of Section 13.07, the Members shall take full account of the Company's assets and liabilities, and the Company's affairs shall be wound up in an orderly manner in accordance with the following procedures:

          (a) To the extent that the Members determine that any or all of the assets of the Company shall be sold, such assets shall be sold as promptly as possible, but in a business-like manner so as not to involve undue sacrifice; and

          (b) The Capital Account of each Member shall be adjusted to take into account the profit and loss resulting from the sale of the Company's assets and all other transactions in connection with the winding up of the Company.

          16.04.  Distribution Upon Dissolution of the Company.  The Company's
                  --------------------------------------------
assets or the proceeds from the sale thereof pursuant to this Article 16 to the extent sufficient therefor shall be applied and distributed to the maximum extent permitted by law, in the following order:

          (a) first, to the satisfaction (whether by payment or by the making of reasonable provision for payment) of all of the Company's debts and liabilities to creditors (including, to the fullest extent permitted by law, any Member or any of its Affiliates that is a creditor of the Company); and

          (b) the balance, if any, to the Members in accordance with the remaining balances of their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

          16.05.  Rights of Members; Resignation.  (a)  Except as otherwise
                  ------------------------------
provided in this Agreement or in any agreement referred to in this Agreement, each Member shall look solely to the assets of the Company for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Company.

          (b) No Member shall resign from the Company prior to the dissolution and winding up of the Company in accordance with this Agreement, except as provided in subparagraph (c) of this Section 16.05.

          (c) CalPERS may resign from the Company if, in the opinion of counsel to CalPERS (which counsel shall be reasonably acceptable to CCCI), it is reasonably likely that the continuation of CalPERS as a Member would result in a violation by CalPERS of any federal or state law. If, in the opinion of counsel to CCCI reasonably concurred in by counsel to CalPERS, a cure, remedy or reversal is possible, CCCI and CalPERS shall use their reasonable best efforts to effect such cure, remedy or reversal within 90 days (or such shorter period specified by counsel to CalPERS in its opinion) from the date of the opinion of counsel to CalPERS if CCCI, in its reasonable discretion, deems it to be in the best interest of the Company. All costs of such cure, to either Member, Comcast or any member of the Company Group shall be borne by CalPERS. If no such cure, remedy or reversal is possible, or if no such cure, remedy or reversal has been effected by the end of such period, CCCI, if requested by CalPERS, shall use reasonable best efforts to find a buyer or buyers at the best possible price for CalPERS Interest, which price shall be acceptable to CalPERS at its sole discretion.

                                  ARTICLE 17.

                                 MISCELLANEOUS

          17.01.  Notices.  All notices, requests and other communications to
                  -------
any party or to the Company shall be in writing (including telecopy or similar writing) and shall be given,

          if to CCCI to:

               Comcast Cable Communications, Inc.
               c/o Comcast Corporation
               1500 Market Street
               Philadelphia, PA 19102

               Attention: General Counsel
               Telecopier: (215) 981-7622
          with a copy to:

               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, New York 10017

               Attention:  Phillip R. Mills, Esq.
               Telecopier:  (212) 450-4800

          if to CalPERS, to:

               California Public Employees' Retirement System
               Lincoln Plaza - 400 P Street
               Sacramento, California  95814

               Attention:  Sheryl Pressler,
                           Chief Investment Officer
               Telecopier: (916) 326-3248

          with copies to:

               Paul, Hastings, Janofsky & Walker
               555 South Flower Street, 23rd Floor
               Los Angeles, California  90071

               Attention: Alan J. Barton, Esq.
               Telecopier: (213) 627-0705

          and

               Pacific Corporate Group, Inc.
               1200 Prospect Street, Suite 200
               La Jolla, California  92037

               Attention:  Brian Kinsman, Managing Director
               Telecopier: (619) 456-6019

          if to Comcast to:

               Comcast Corporation
               1500 Market Street
               Philadelphia, Pennsylvania 19102

               Attention:  General Counsel
               Telecopier:  (215) 981-7622
          with a copy to:

               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, New York 10017

               Attention:  Phillip R. Mills, Esq.
               Telecopier:  (212) 450-4800

or to such other address or telecopier number as such party or the Company may hereafter specify for the purpose by notice to the other parties and the Company. Any such notice, request or other communication shall be deemed to have been given and received on the day on which it is delivered or telecopied (or, if such day is not a Business Day or if the notice or other communication is not telecopied during business hours, at the place of receipt, on the next following Business Day).

          17.02.  Amendments; No Waivers.  (a)  Any provision of this Agreement
                  ----------------------
may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party or parties against whom the waiver is to be effective.

          (b) Except as expressly set forth herein, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          17.03.  Expenses.  (a)  The Company or a Subsidiary of the Company
                  --------
shall pay or reimburse Comcast for (x) the reasonable fees and expenses of Comcast's counsel and accountants incurred in connection with (i) the creation of the Company, (ii) the MHI Acquisition, if consummated by any member of the Company Group and (iii) any Cable Acquisition (other than the MHI Acquisition) which the Company attempts to make, regardless of whether the Company actually makes such acquisition and (y) for the fees of the Investment Bank in connection with the transactions contemplated hereby. If the MHI Acquisition is not consummated, each party hereto shall bear its own expenses with respect to the MHI Acquisition, except as otherwise expressly agreed in writing by the parties.

          (b) The Company shall pay or reimburse CalPERS on the Initial Closing Date for all of CalPERS' out-of-pocket expenses incurred in connection with the Company and the MHI Acquisition to such date. CalPERS' reimbursable expenses for the MHI Acquisition are to include (i) a monitoring establishment fee of 15 basis points of CalPERS Initial Capital Commitment and (ii) the reasonable fees and expenses of CalPERS' counsel, accountants and consultants (which shall not include any Person receiving all or any part of the amount referred to in clause (i) immediately above). The Company shall pay or reimburse CalPERS on the date of each Capital Contribution subsequent to the Initial Closing Date for all of CalPERS' out-of-pocket expenses incurred in connection with such Capital Contribution and any related transaction to such date. CalPERS' reimbursable expenses for such Capital Contribution or transaction are to include (A) a monitoring establishment fee of 15 basis points of such subsequent Capital Contribution and (B) reasonable fees and expenses of CalPERS' counsel, accountants and consultants (which except for the out-of-pocket expenses of such Person shall not include any Person receiving all or any part of the amount referred to in clause (i) above in the immediately preceding clause (A) or in clause (i) of Section 17.03(c)).

          (c) After the Initial Closing Date, and for so long as CalPERS holds an economic interest in the Company, the Company shall reimburse CalPERS (i) annually on each anniversary of the Initial Closing Date for its out-of-pocket monitoring expense of 15 basis points of CalPERS' average Capital Commitment for the previous year and (ii) on a current basis for the reasonable fees and expenses of its counsel and, as necessary in CalPERS' reasonable judgment, its accountants and consultants (which, except for the out-of-pocket expenses of such Person, shall not include any Person receiving all or any part of the expense referred to in clause (i) immediately above), in each case relating to the Company.

          (d) If the Company is unable to pay any amount required pursuant to this Section 17.03 when due, the Company shall, in addition to such amount, pay interest on such unpaid amount from the date such amount was due and payable to but not including the date such amount is paid, at the Prime Rate.

          (e)  Any payments made by the Company to Comcast or CalPERS under this
Section 17.03 shall be treated as an expense of the Company and shall not be treated as a distribution to CalPERS or CCCI, as the case may be, for the purpose of determining their Capital Accounts.

          17.04.  Successors and Assigns.  The provisions of this Agreement
                  ----------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement is for the sole benefit of the parties hereto and, except as otherwise contemplated herein, nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto, any legal or equitable rights hereunder.

          17.05.  Headings.  Headings are for ease of reference only and shall
                  --------
not form a part of this Agreement.

          17.06.  Governing Law.  This Agreement shall be construed and
                  -------------
interpreted in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

          17.07.  Exclusive Jurisdiction.  Any suit, action or proceeding
                  ----------------------
seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the courts of the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 17.01 shall be deemed effective service of process on such party.

          17.08.  Counterparts; Effectiveness.  This Agreement may be signed in
                  ---------------------------
in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other parties.

          17.09.  Third Party Beneficiaries.  No provision of this Agreement is
                  -------------------------
intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. No person may make any claim for indemnification or reimbursement of expenses under Article 16 except through the parties hereto.

          17.10   Severability.  If any provision of this Agreement or the
                  ------------
application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          17.11.  Further Assurances.  The parties hereto will execute and
                  ------------------
deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

          17.12.  Entire Agreement.  This Agreement, the Management Agreement,
                  ----------------
the Guaranty Agreement, the Registration Rights Agreement and the Programming Agreement, including any exhibits or schedules hereto or thereto, or any other instruments, agreements or documents referenced herein or therein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all other prior agreements or undertakings with respect thereto, both written and oral.

          17.13  Enforcement.  The Members agree that (i) if any default in the
                 -----------
due observance or performance of any covenant, condition or agreement to be observed or performed under this Agreement shall occur, or (ii) if any representation or warranty in this Agreement or in any certificate, report or other instrument delivered under or pursuant to any term hereof shall be untrue or misleading in any material respect as of the date of this Agreement or as of the Initial Closing Date or as of the date it was made, furnished or delivered (the Member or Person in default or whose representation, warranty, certificate, report or instrument shall be untrue or misleading, being herein called the "breaching Member" and the other Member being herein referred to as the "non-breaching Member"), then the non-breaching Member may proceed to protect and enforce its rights by suit in equity or action at law, whether for the specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement, or to enforce any other legal or equitable right, or to take any one or more of such actions. In such event, the non-breaching Member shall be entitled to recover from the breaching Member all fees, costs and expenses of protecting or enforcing any such right, including without limitation such reasonable fees and expenses of attorneys, accountants and other experts, which shall include, without limitation, all fees, costs and expenses of appeals. Except as expressly provided herein, none of the rights, powers or remedies conferred upon any Member shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred hereby or otherwise, or now or hereafter available at law, in equity, by statute or otherwise. No course of dealing between Members or between CalPERS and Comcast shall operate as a waiver of, or otherwise prejudice, any right, power or remedy of any such Person.

          17.14  CalPERS Account Information.  All payments toCalPERS under
                 ---------------------------
this Agreement shall be made in United States dollars and by wire transfer to CalPERS in immediately available funds. Unless and until changed by notice to the Company, all funds shall be wired to CalPERS as follows:

               California Public Employees'
                 Retirement System
               Account No. SJ88
               State Street Bank
               Boston, Massachusetts

          IN WITNESS WHEREOF, the parties hereto have entered into this Limited Liability Company Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the day and year first above written.

                                     COMCAST CABLE COMMUNICATIONS, INC.


                                     By: /s/ Stanley Wang
                                         ----------------------------
                                         Name: Stanley Wang
                                         Title: Senior Vice President

                                     THE CALIFORNIA PUBLIC EMPLOYEES'
                                       RETIREMENT SYSTEM


                                     By: /s/ David E.J. Maxwell
                                         ----------------------------
                                         Name: David E.J. Maxwell
                                         Title: Principal Investment Officer

                                     COMCAST CORPORATION


                                     By: /s/ Stanley Wang
                                         ----------------------------
                                         Name: Stanley Wang
                                         Title: Senior Vice President